UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Donaldson Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DONALDSON COMPANY, INC.

1400 West 94th Street
Minneapolis, Minnesota 55431-2370
 www.donaldson.com

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (local time) on Friday, November 19, 2010

PLACE:	Donaldson Company, Inc. (“Donaldson” or the “Company”) Corporate Offices, Campus West, 2001 West 94th Street, Minneapolis, Minnesota 55431.

ITEMS OF BUSINESS:	(1) To elect four Directors;

(2)

To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2011;

(3) To adopt the Donaldson Company, Inc. 2010 Master Stock Incentive Plan; and

(4) To transact any other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a Stockholder of record at the close of business on September 22, 2010.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy card. You should vote by proxy even if you plan to attend the Annual Meeting. Your support is appreciated, and you are cordially invited to attend the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be held on November 19, 2010: Our 2010 Proxy Statement and our Fiscal 2010 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Norman C. Linnell
Secretary

Dated: October 1, 2010

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370

PROXY STATEMENT
Mailing Date: October 1, 2010

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1
Election of Directors

          Four current Directors, William M. Cook, Michael J. Hoffman, Willard D. Oberton, and John P. Wiehoff, are recommended for election to the Board of Directors at the Annual Meeting. Information on the nominees is provided on pages 8-10. Directors are elected for a three-year term so that approximately one-third are elected at each Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the election of each Director nominee.

Item 2
Ratification of the Appointment of Independent Registered Public Accounting Firm

          The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2011, and is requesting ratification by the Stockholders.

          The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2011.

Item 3
Adoption of the Donaldson Company, Inc. 2010 Master Stock Incentive Plan
The Donaldson Company, Inc. 2010 Master Stock Incentive Plan is presented to the Stockholders for their approval.

          The purpose of the 2010 Master Stock Incentive Plan is to replace the 2001 Master Stock Incentive Plan which expires on December 31, 2011. The new plan is designed to enhance the long-term profitability of the Company and increase Shareholder value by aligning the interests of Employees, management and Non-Employee Directors with the interests of our Stockholders. More detail on the new plan can be found on page 45.

          The Board of Directors unanimously recommends a vote FOR the adoption of the Donaldson Company, Inc. 2010 Master Stock Incentive Plan.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive access to this Proxy Statement?

A:

Because the Board of Directors of Donaldson is soliciting proxies for use at the Annual Meeting to be held on November 19, 2010 and you were a Donaldson Stockholder as of the close of business on the record date of September 22, 2010. Only Stockholders of record are entitled to vote at the Annual Meeting and the Board of Directors is soliciting your proxy to vote at the meeting. We had 76,358,430 shares of common stock outstanding as of the close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.

This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available the Proxy Statement and form of proxy to Stockholders on or about October 1, 2010.

Q:	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may now furnish proxy materials, including this Proxy Statement and our Fiscal 2010 Annual Report to Stockholders, to our Stockholders by providing access to such documents on the internet instead of mailing printed copies. Most Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our Stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. By accessing and reviewing the proxy materials on the internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.

SEC rules allow us to deliver a single copy of an annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to two or more Stockholders that share the same household address. If you received a single copy of the Notice of Internet Availability of Proxy Materials and would like to receive additional materials, please follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials. If you received multiple copies and would like to receive only one copy per household in the future, or if you received only one copy and would like to receive multiple copies in the future, you should contact your bank, broker or other nominee record holder, or, if you are a record holder, contact the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631.

Q:	What am I voting on and what does the Board recommend?

A:	1.	The election of four Directors;

	2.	The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2011; and

	3.	The adoption of the Donaldson Company, Inc. 2010 Master Stock Incentive Plan.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE ADOPTION OF THE DONALDSON COMPANY, INC. 2010 MASTER STOCK INCENTIVE PLAN.

Q:	How do I vote if I am a Stockholder of record?

A:	If you are a Stockholder of record you may vote using any ONE of the methods:

	1.	VOTE BY PHONE TOLL FREE 1-800-690-6903

	2.	VOTE BY INTERNET — http://www.proxyvote.com

	3.	VOTE BY PROMPTLY COMPLETING, SIGNING AND MAILING YOUR PROXY CARD (if you received paper copies of the proxy materials)

	4.	VOTE BY CASTING YOUR VOTE IN PERSON AT THE MEETING

If you participate in the Donaldson Dividend Reinvestment Program or in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in those programs have been added to your other holdings and are included in your proxy materials.

Q:	How do I vote if I hold stock through a Donaldson employee benefit plan?

A:

We have added the shares of common stock held by participants in Donaldson’s Employee benefit plans to the participants’ other holdings shown on their proxy materials. Donaldson’s Employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the “401(k) Plan”).

If you hold stock through Donaldson’s Employee benefit plans, voting your proxy using one of methods 1–3 above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity will vote your Employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 16, 2010.

Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted.

Q:	How do I vote if my shares are held in a brokerage account in my broker’s name (i.e., street name)?

A:

If your shares are held in a brokerage account in your broker’s name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

Q:	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

A:	It means that you have multiple accounts with banks or stockbrokers or with the transfer agent. PLEASE VOTE ALL OF YOUR SHARES.

Q:	What if I change my mind after I vote my shares?

A:	If you are a Stockholder of record you can revoke your proxy at any time before it is voted at the meeting by:

	1.	Sending written notice of revocation to the Company Secretary;

	2.	Submitting a properly signed proxy card with a later date;

	3.	Voting by telephone or internet at a time following your prior telephone or internet vote; or

	4.	Voting in person at the Annual Meeting.

If your shares are held in a brokerage account in your broker’s name (street name), you should contact your broker or nominee for information on how to revoke your voting instructions and provide new voting instructions.

Q:	How are the votes counted?

A:

For item (1), the election of Directors, you may 1) vote for all of the nominees, 2) withhold your vote from all of the nominees or 3) withhold your vote from a specifically designated nominee. For item (2), the ratification of the appointment of our independent registered public accounting firm, you may vote (or abstain) by choosing For, Against or Abstain. For item (3), the adoption of the Donaldson Company, Inc. 2010 Master Stock Incentive Plan, you may vote (or abstain) by choosing For, Against or Abstain.

If you abstain from items (2) and (3), your shares will be counted as present at the meeting for the purposes of determining a quorum, and they will be treated as shares not voted on the specific proposal.

If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange (“NYSE”) Rules permit brokers discretionary authority to vote on item (2) if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on item (2) on your behalf.

We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., which tabulates the votes received.

Q:	What if I do not specify how I want my shares voted?

A:

If you do not specify on your returned proxy card or through the telephone or internet prompts how you want to vote your shares, your shares will be voted FOR the election of all Director nominees, FOR the ratification of the appointment of the independent registered public accounting firm, and FOR the adoption of the Donaldson Company, Inc., 2010 Master Stock Incentive Plan.

Q:	How many shares must be present to hold the meeting?

A:	A quorum must be present for the meeting to be valid. This means that at least a majority of the shares outstanding as of the record date must be present. We will count you as present if you:

	1.	Have properly voted your proxy by telephone, internet or mailing of the proxy card; or

	2.	Are present and vote in person at the meeting.

Q:	How many votes are needed to approve each item?

A:

The Bylaws were amended to change the voting standard for the election of Directors in uncontested Director elections from a plurality to a majority voting standard. A nominee for Director in an uncontested election will be elected to the Board if the votes cast FOR such nominee’s election exceed fifty percent (50%) of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee include votes to withhold authority. Directors will be elected by a plurality vote at a Stockholder meeting if (i) the Secretary of the Company receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for Stockholder nominees set forth in the Bylaws and (ii) such nomination has not been withdrawn by such Stockholder prior to the tenth (10th) day preceding the date the Company first mails its notice of meeting for such meeting to the Stockholders.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of shares entitled to vote and represented at the meeting in person or by proxy.

Adoption of the Donaldson Company, Inc. 2010 Master Stock Incentive Plan requires the affirmative vote of a majority of shares entitled to vote and represented at the meeting in person or by proxy.

Q:	How will voting on any other business be conducted?

A:

We do not know of any business to be considered at the 2010 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

Q:	Who may attend the meeting?

A:	All Donaldson Stockholders of record as of the close of business on September 22, 2010 may attend.

Q:	Where do I find the voting results of the meeting?

A:	We will publish the voting results in a Form 8-K to be filed with the SEC within four business days of the meeting.

Q:	How do I submit a Stockholder proposal?

A:

If you wish to include a proposal (other than a Director nomination pursuant to Rule 14a-11 under the Securities Exchange Act of 1934) in the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 3, 2011. Please send your proposal to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

If you wish to include a Director nominee in the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders, you must file the required notice between May 4, 2011 and June 3, 2011 and comply with the disclosure and other procedural requirements set forth in Rule 14a-11 and Schedule 14N under the Securities Exchange Act of 1934.

Under our Bylaws, if you wish to nominate a Director or bring other business before the Stockholders at our 2011 Annual Meeting without having your proposal included in our Proxy Statement:

	➢	You must notify the Company Secretary of Donaldson Company, Inc. in writing between July 22, 2011 and August 21, 2011.

➢

Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please write to the Company Secretary at the address shown above.

Q:	Who pays for the cost of proxy preparation and solicitation?

A:

Donaldson pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email and the internet. In addition, our Directors, Officers and other Employees may solicit proxies by email, telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries. We may retain Morrow & Co. LLC, with whom we have worked in the past, to assist in the solicitation of proxies for the Annual Meeting of Stockholders for a fee of approximately $10,000, plus associated costs and expenses.

SECURITY OWNERSHIP

          Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 22, 2010:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Columbia Wanger Asset Management, L.P.	5,497,200(2)	7.2
227 West Monroe Street
Suite 3000
Chicago, IL 60606

(1)

Fidelity Management Trust Company, as the trustee of the Company’s Retirement Savings Plan - 401(k) Profit Sharing and ESOP/PAYSOP Plan, held 5,091,206 shares, or 6.7%, of the Company’s Common Stock as of September 22, 2010. Fidelity disclaims beneficial ownership of the shares claiming that it holds the shares solely for the benefit of the Employee participants, and that it does not have the power to vote or dispose of those shares except as directed by the Employee participants. Fidelity’s business address is 82 Devonshire Street, Boston, MA, 02109.

(2)

Based on information provided in a Schedule 13G filed with the SEC on February 9, 2010, Columbia Wanger Asset Management, L.P., an investment advisor, reported that it has sole power to dispose of or direct the disposition of 5,497,200 shares and sole power to vote or direct the vote of 5,231,400 shares. The shares reported include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P.

          The following table shows information regarding the beneficial ownership of the Company’s Common Stock and information concerning deferred restricted stock units, deferred share units under stock option exercises and phantom stock units beneficially owned, as of September 22, 2010, by each Director, each of the Named Executive Officers (as identified on page 21) and all Executive Officers (“Officers”) and Directors of the Company as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 22, 2010. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Shares (1)(2)(3)(4)(5)	Percent of Common Shares		Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column
William M. Cook	1,084,427	1.4		310,852	584,521
Thomas R. VerHage	120,594		*	31,107	79,959
Lowell F. Schwab	432,937		*	41,215	224,703
Charles J. McMurray	177,274		*	13,061	98,900
Jay L. Ward	89,103		*	0	62,028
Janet M. Dolan	116,626		*	—	72,000
Jack W. Eugster	112,621		*	—	56,196
F. Guillaume Bastiaens	111,963		*	—	72,000
John F. Grundhofer	104,421		*	—	50,400
Jeffrey Noddle	86,414		*	—	50,400
Paul D. Miller	69,156		*	—	56,868
John P. Wiehoff	63,368		*	—	50,400
Michael J. Hoffman	44,636		*	—	36,000
Willard D. Oberton	32,373		*	—	28,800
Ajita G. Rajendra	100		*	—	0
Directors and Officers as a Group	3,156,727	4.1		425,041	1,828,194

*Less than 1%

(1)

Includes all beneficially owned shares, including restricted shares, shares for Non-Employee Directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.

(2)

Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Cook, 45,723 shares; VerHage, 334 shares; Schwab, 22,616 shares; McMurray, 22,114 shares; Ward, 6,572 shares; all Directors and Officers as a group, 137,673 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Cook, 14,289 shares; VerHage, 680 shares; Schwab, 7,388 shares; McMurray, 1,998 shares; Ward, 452 shares; all Directors and Officers as a group, 30,728 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.

(3)

Deferred stock units that have vested and been deferred are included in the beneficial ownership totals and in the percent of ownership (columns 1 and 2), however, the beneficial owner has no voting or investment power. The Deferred Stock Units column includes phantom stock units allocated to Employees earning in excess of the limits established by the Internal Revenue Code for the qualified Employee Stock Ownership Plan that distributed shares in trust for Employees during the period from 1987 to 1996. ESOP phantom stock units are held by the Named Executive Officers in the following amounts: Cook, 5,542 units; VerHage, 0 units; Schwab, 6,663 units; McMurray, 0 units; Ward, 0 units; all Directors and Officers as a group, 13,056 units.

The Deferred Stock Units column also includes deferred restricted stock units under the Deferred Compensation and 401(k) Excess Plan. Deferred restricted stock units are held by the Named Executive Officers in the following amounts: Cook, 26,093 units; VerHage, 0 units; Schwab, 0 units; McMurray, 0 units; Ward, 0 units; all Directors and Officers as a group, 26,093 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for exercises of stock options where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock option gain units are held by the Named Executive Officers in the following amounts: Cook, 192,321 units; VerHage, 1,823 units; Schwab, 23,582 units; McMurray, 0 units; Ward, 0 units; all Directors and Officers as a group, 217,726 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for deferral of shares awarded under the long term compensation plan under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan, where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock units are held by the Named Executive Officers in the following amounts: Cook, 86,896 units; VerHage, 29,284 units; Schwab, 10,970 units; McMurray, 13,061 units; Ward, 0 units; and all Directors and Officers as a group, 168,166 units.

(4)

Includes the following shares held in the Non-Employee Director’s deferred stock account trust: Dolan, 24,568 shares; Eugster, 30,149 shares; Bastiaens, 8,253 shares; Grundhofer, 25,411 shares; Noddle, 20,884 shares; Miller 11,888 shares; Wiehoff, 12,768 shares; Hoffman 8,636 shares; Oberton, 2,573 shares; Rajendra, 0 shares; all Directors and Officers as a group, 145,130 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.

(5)	Includes 26,770 shares held in a trust of which Mr. Grundhofer is a trustee and has shared voting and investment power.

ITEM 1: ELECTION OF DIRECTORS

          The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen Directors and that the number of Directors may be changed from time to time by the affirmative vote of a majority of the Directors. The Board of Directors has currently established the number of Directors constituting the Board at eleven. Vacancies and newly created Directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the Directors are elected at each Annual Meeting of the Stockholders. The terms of Mr. Cook, Mr. Hoffman, Mr. Oberton and Mr. Wiehoff expire at this Annual Meeting.

          The Corporate Governance Committee and the Board of Directors reviewed and considered the qualifications and service of the four Directors in the class of Directors whose three-year terms expire at the 2010 Annual Meeting of Stockholders and approved their nomination to stand for re-election to the Board.

          The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominees and such other person, if any, as they may determine.

Board Recommendation

          The Board of Directors recommends that Stockholders vote FOR the election of each Director nominee.

          The Director nominees and the Directors whose turn of office will continue after the meeting have provided information about themselves in the following section. New SEC rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each Director nominee and Directors should serve on our Board of Directors. This discussion is provided in a separate paragraph following each Director’s biography in the following section.

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Terms Expiring in 2010:

William M. Cook Age – 57 Director since 2004

Chairman (2005), Chief Executive Officer and President of the Company since August 2004. Previously, Senior Vice President and Chief Financial Officer (2001–2004); Senior Vice President, International; and Senior Vice President, Commercial and Industrial (1996–2000). Also a Director of IDEX Corporation and Valspar Corporation.

Bill Cook brings to the Board his industry experience for the past 29 years at Donaldson where he has held a wide range of financial and business positions with global responsibilities. Bill is an experienced public company Board member having served on the Donaldson Board since 2004 and as an independent public company Director for IDEX since 2008 and Valspar since 2010. Bill also has valuable experience from his past service on various not-for-profit organizations. Bill has a B.S. degree in Business Administration and an M.B.A. degree from Virginia Tech.

Michael J. Hoffman Age – 55 Director since 2005

Chairman (2006), Chief Executive Officer (2005) and President (2004) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, Group Vice President (2001–2004); Vice President and General Manager (2000–2001).

Mike Hoffman brings to the Board his expertise as a public company leader at Toro Company where he started in 1977 and is now CEO, President and Chairman of the Board. Mike adds valuable marketing and strategic planning experience working for a company that has a strongly branded identity. Mike is an experienced public company Board member having served on the Boards of Donaldson and Toro since 2005. Mike also has served on the Boards of the Carlson School of Management at the University of Minnesota, the Greater Twin Cities United Way, and the Minnesota Vikings Board of Advisors. Mike has a Bachelor’s degree in Marketing Management from the University of St. Thomas and an M.B.A degree from the University of Minnesota – Carlson School of Management.

Willard D. Oberton Age – 52 Director since 2007

Chief Executive Officer (2002) and President (2001) of Fastenal Company, an industrial and construction supplies company. Previously, Chief Operating Officer (1997–2002) and Executive Vice President (2000–2001). Also a Director of Fastenal Company.

Will Oberton brings to the Board his expertise as a public company leader at Fastenal Company. Will started at Fastenal in 1980 and has served in various sales, operational, and, ultimately, management roles, until he was named President in 2001 and CEO in 2002. Will was named 2006 CEO of the Year by Morningstar, Inc. Will is an experienced public company Board member having served on Donaldson’s Board since 2007 and the Fastenal Board since 1999. Will has a Marketing degree from St. Cloud Technical College.

John P. Wiehoff Age – 49 Director since 2003	Chairman (2007), Chief Executive Officer (2002) and President (1999) of C.H. Robinson Worldwide, Inc., a transportation, logistics and sourcing company. Also a Director of Polaris Industries Inc.

John Wiehoff brings to the Board his expertise as a public company leader at C.H. Robinson. John has significant public company financial experience, first as CPA at a large public accounting firm and subsequently in various leadership positions in the financial organization at C.H. Robinson, including serving as its CFO prior to becoming CEO. John adds valuable supply chain, logistics and international expertise working for a company that is a global provider of multimodal transportation services and logistics services. John is an experienced public company Board member having served on the C.H. Robinson Board since 2001, the Donaldson Board since 2003 and the Polaris Industries Board since 2007. John has a B.S. degree from St. John’s University.

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Terms Expiring in 2011:

F. Guillaume Bastiaens Age – 67 Director since 1995	Served as Vice Chairman (1998–2008) of Cargill, Inc., a provider of food, agricultural and risk management products and services until his retirement in 2008. Also a Director of The Mosaic Company.

Bassy Bastiaens brings to the Board his international expertise acquired over many years as a global leader at Cargill, one the world’s largest international privately held companies. Bassy served as Vice Chairman of Cargill from 1998 until his retirement in 2008. He is originally from Belgium and worked in leadership positions for Cargill’s processing operations in Europe and the United States, and as its Chief Technology Officer. Bassy is an experienced public company Board member having served on the Donaldson Board since 1995 and the Mosaic Board since 2004. Bassy has a B.S. degree in Chemical Engineering from Hoger Instituut Der Kempen, Belgium.

Janet M. Dolan Age – 60 Director since 1996

President of Act 3 Enterprises, a consulting services company, since 2005. Served as Chief Executive Officer (1999–2005) and President (1998–2005) of Tennant Company, a manufacturer of indoor and outdoor cleaning solutions and specialty coatings until her retirement in 2005. Also a Director of The Travelers Companies, Inc.

Janet Dolan brings to the Board her expertise as a leader in both the private and public sectors, including as CEO and as a Director of Tennant Company prior to her retirement in 2005. Janet is an experienced public company Board member having served on Donaldson’s Board since 1995 and the Travelers Board since 2001. Janet adds valuable risk management, governance, and industrial manufacturing company expertise. She also serves as Non-Executive Chair of the Board of Wenger Corporation, a private company. She also has served on the NYSE Listed Company Advisory Committee, the SEC Advisory Committee on Smaller Public Companies, and as a Director of the Minnesota Lawyers’ Professional Responsibility Board. Janet has a Bachelor’s degree from St. Catherine University and a J.D. degree from the William Mitchell College of Law.

Jeffrey Noddle Age – 64 Director since 2000

Served as Executive Chairman (2009–2010) of SUPERVALU INC., a food retailer and provider of distribution and logistics support services until his retirement in 2010. Previously served as SUPERVALU’s Chairman and Chief Executive Officer (2002–2009). Also a Director of Ameriprise Financial, Inc.

Jeff Noddle brings to the Board his public company expertise in growing and leading the third-largest grocery retail company and leading food distributor in the United States as its CEO and Chairman. Jeff provides valuable operational and supply chain insights as well as strategic leadership and human resources guidance from his more than 30 years with SUPERVALU. Jeff is an experienced public company Director having served as Chairman and Director of SUPERVALU and as a Director of Donaldson since 2000 and Ameriprise since 2005. Jeff also serves on the Board of the Carlson School of Management at the University of Minnesota, and served as Chair of the 2009 Greater Twin Cities United Way campaign. Jeff holds a Bachelor’s degree from the University of Iowa.

Ajita Rajendra Age – 58 Director since 2010

Executive Vice President of A.O. Smith (2006), a global manufacturer of residential and commercial water heating equipment and electric motors. Also President, A.O. Smith Water Products Company (2005). Previously, Senior Vice President A.O. Smith (2005–2006). Previously, Director of Industrial Distribution Group (2007–2008).

Ajita Rajendra brings to the Board his extensive expertise in international business operations. He adds valuable manufacturing experience in various categories, including consumer durables, industrial products and appliances. For the last five years, Ajita has been the President of the A. O. Smith Water Products Company. He has had extensive global experience, leading businesses and negotiating acquisitions and joint ventures. Ajita is originally from Sri Lanka, received a B.S. degree in Chemical Engineering at the Indian Institute of Technology, Delhi, India and an M.B.A. degree from Carnegie Mellon University.

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Terms Expiring in 2012:

Jack W. Eugster Age – 64 Director since 1993

Served as Non-Executive Chairman (2001–2005) of Shopko Stores, Inc., a retail products company. Served as Chairman, Chief Executive Officer and President (1986–2001) of Musicland Stores Corporation, a retail consumer products company until his retirement in 2001. Also a Director of Graco, Inc., Black Hills Corporation and Life Time Fitness, Inc. Previously, Director of Golf Galaxy, Inc. (2005–2007).

Jack Eugster brings to the Board his expertise as a leader in the music and retail industry. Jack has extensive corporate governance experience having led both private and public companies and has served as a CEO, Chairman and as a Non-Executive Chairman. Jack is an experienced public company Board member having served on the Donaldson Board since 1992, the Graco Inc. Board since 2004, the Black Hills Corporation Board since 2004 and the Lifetime Fitness Board since 2009. Jack also has a wide range of governance and oversight experience, including service on not-for-profit organizations, including as the past Chairman of the Minnesota Orchestral Association and as Chairman of the Carleton College Board of Trustees. Jack has a B.A. degree in Chemistry from Carleton College and an M.B.A degree from Stanford University.

John F. Grundhofer Age – 71 Director since 1997

Served as Chairman (1990–1997 and 1999–2002) of U.S. Bancorp, a financial services provider until his retirement in 2002. Previously, Chief Executive Officer (1990–2001) and President (1990–1999 and 2000–2001). Also a Director of Securian Financial Group, Inc., BJ’s Restaurants, Inc., Capmark Financial Group, Inc., and World Point Terminals, Inc.

Jack Grundhofer brings to the Board his expertise in the financial and banking industries, including oversight and management of financial risks and operations in the full range of economic environments and business cycles. Jack adds valuable expertise in the areas of strategic planning, mergers and acquisitions, and corporate governance through his leadership in growing U.S. Bancorp into one of the largest and leading commercial banks in the U.S. Jack is an experienced public company Board member, including having served on the Donaldson Board since 1997 and on the Board of BJ’s Restaurants since 2002. Jack also has a wide range of governance and oversight experience through private and not-for-profit organizations. Jack has a Bachelor’s degree in Economics from Loyola Marymount University and an M.B.A degree from the University of Southern California.

Admiral Paul David Miller Age – 68 Director since 2001

Served as Chairman (1999–2005) of Alliant Techsystems Inc., (ATK), an aerospace and defense company until his retirement in 2005. Previously, Chief Executive Officer (1999–2003) and President (2000–2001). Prior to his retirement from the U.S. Navy following a 30-year career, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander-Atlantic. Also a Director of Teledyne Technologies, Incorporated.

Paul David Miller brings to the Board his expertise in leadership, strategy and risk management. Admiral Miller brings the expertise and insights from his distinguished 30 year career in the United States Navy. Prior to his retirement, he was Commander-in-Chief, U.S. Atlantic Command, one of five U.S. theater commands, and served concurrently as NATO Supreme Allied Commander-Atlantic. Admiral Miller transitioned those skills successfully to the business world, including his term as CEO and Chairman of ATK. Admiral Miller is an experienced public company Board member having served on the Donaldson Board since 2001 and Teledyne Technologies since 2001. Admiral Miller has a Bachelor’s degree from Florida State University, completed the U.S. Navy War College, and has an M.B.A. degree from the University of Georgia.

CORPORATE GOVERNANCE

Board Oversight and Director Independence
          Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

          Our Corporate Governance Guidelines provide that a significant majority of our Directors will be Non-Employee Directors who meet the independence requirements of the NYSE. The listing standards of the NYSE also require that a majority of our Directors be independent, and that our Corporate Governance, Audit and Human Resources Committees be comprised entirely of independent Directors.

          The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:

•	A Director will not be considered independent if, within the preceding three years:

	o	The Director was an Employee of Donaldson, or an immediate family member of the Director was an Executive Officer of Donaldson;

o

The Director or an immediate family member of the Director has received during any 12-month period more than $120,000 in direct compensation from us (other than Director and Committee fees and pension or other forms of deferred compensation for prior service to us);

	o	An Executive Officer of Donaldson was on the compensation committee of a company which, at the same time, employed the Director or an immediate family member of the Director as an Executive Officer;

o

The Director was an Executive Officer or Employee of, or an immediate family member of the Director was an Executive Officer of, another company that does business with us and the annual revenue derived from that business by either company exceeds the greater of (i) $1,000,000 or (ii) 2% of the annual gross revenues of such company; or

	o	The Director or an immediate family member of the Director has been affiliated with or employed in a professional capacity by our independent registered public accounting firm.

          The Board has reviewed the transactions between each of our Non-Employee Directors and the Company, including those companies where Directors serve as an Officer and all transactions were significantly below the thresholds described above and all were in the ordinary course of business. Based on this review and the information provided in response to annual questionnaires completed by each independent Director regarding employment, business, familial, compensation and other relationships with the Company and management, the Board has determined that every Director, with the exception of Mr. Cook who is an Employee Director, (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and our Board-approved independence standards and (iii) is independent. The Board also has determined that each member of its Corporate Governance, Audit and Human Resources Committees is an independent Director. In making the independence determinations, the Board reviewed all of the Directors’ relationships with the Company based primarily on a review of the responses of the Directors to questions regarding employment, business, familial, compensation and other relationships with the Company and its management.

Policy and Procedures Regarding Transactions with Related Persons
          Our Board of Directors, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the Directors or Officers of the Company, certain Stockholders and members of their immediate family.

          Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $120,000;

•	Any transaction where the related person’s interest arises solely from being a Stockholder and all Stockholders receive the same benefit on a pro rata basis; and

•

Any transaction with another company at which a related person’s only relationship is as an Employee, Director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.

Board Leadership Structure
          Our Corporate Governance Guidelines provide that the Board does not require the separation of the offices of Chairman of the Board and CEO. Our Board has the right to exercise its judgment to choose the Chairman as it deems best for the Company at any point in time. Currently Mr. Cook serves as both Chairman of the Board and CEO. Since the position of Chairman is not held by an independent Director, the Board has provided in the Corporate Governance Guidelines that the Chair of the Corporate Governance Committee will serve as the Lead Director. Currently Jack Grundhofer is the Chair of the Corporate Governance Committee and he has been appointed as the Lead Director.

Risk Oversight by Board of Directors
          Our Board of Directors has responsibility for the oversight of risk management. The Board either as a whole or through its Committees, regularly discusses with management the Company’s risk assessments and risk management procedures and controls.

•

The Audit Committee has responsibility in its Charter to review the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•

The Human Resources Committee has responsibility in its Charter to review and assess risk with respect to the Company’s compensation arrangements and practices, including with respect to incentive compensation.

•

The Corporate Governance Committee oversees risks associated with its areas of responsibility, including the risks associated with Director and CEO succession planning, Non-Employee Director compensation and corporate governance practices.

Meetings and Committees of the Board of Directors
          There were six meetings of the Board of Directors in Fiscal 2010. Each Director attended at least 75% of the aggregate of all meetings of the Board and its Committees on which she or he served during the year. It also is our policy that Directors are expected to attend our Annual Meeting of Stockholders. Last year, all ten individuals then serving as Directors attended the Annual Meeting of Stockholders.

          The Board of Directors has three Committees:

•	Audit Committee

•	Human Resources Committee

•	Corporate Governance Committee

          Each of the Board Committees has a written charter, approved by the Board, establishing the authority and responsibilities of the Committee. Each Committee’s charter is posted on the Investor Relations page of our website at www.donaldson.com under the “Governance” caption. The following tables provide a summary of each Committee’s key areas of oversight, the number of meetings of each Committee during the last fiscal year and the names of the Directors serving on each Committee.

Audit Committee

Responsibilities		Number of Meetings in Fiscal 2010: 8
•	Appoints and replaces the independent registered public accounting firm and oversees the work of the independent auditor.	Directors who serve on the Committee: Jack W. Eugster, Chair Janet M. Dolan Michael J. Hoffman Paul David Miller Jeffrey Noddle John P. Wiehoff

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent auditor, including related fees.

•

Reviews with management and the independent auditor our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Donaldson’s Annual Report on Form 10-K.

•	Reviews with management and the independent auditor our quarterly financial statements and the associated earnings news releases.

•	Reviews with management and the independent auditor significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with the independent auditor our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s strategies, processes and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•	Reviews the appointment, performance and replacement of the senior internal audit executive and reviews the CEO’s and CFO’s certification of internal controls and disclosure controls.

•	Reviews Donaldson’s compliance programs and procedures for the receipt, retention and handling of complaints regarding accounting, internal controls and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in Fiscal 2010: 4
•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance and determines the CEO’s compensation based on this evaluation.	Directors who serve on the Committee: Jeffrey Noddle, Chair F. Guillaume Bastiaens Jack W. Eugster John F. Grundhofer Willard D. Oberton John P. Wiehoff

•	Reviews and approves executive compensation plans and all equity-based plans.

•	Reviews and approves incentive compensation goals and performance measurements applicable to our Officers.

•	Reviews the Company’s compensation risk analysis.

•	Reviews and recommends that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Form 10-K.

Corporate Governance Committee

Responsibilities		Number of Meetings in Fiscal 2010: 2
•	Reviews and establishes the process for the consideration and selection of Director candidates and recommends Director candidates for election to the Board.	Directors who serve on the Committee: John F. Grundhofer, Chair F. Guillaume Bastiaens Janet M. Dolan Michael J. Hoffman Paul David Miller Willard D. Oberton

•	Reviews and recommends the size and composition of the Board.

•	Reviews and recommends the size, composition and responsibilities of all Board Committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the annual Board’s self-evaluation process.

•	Reviews and recommends to the Board the compensation paid to the independent, Non-Employee Directors.

Corporate Governance Guidelines
          Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including Director qualifications, Director nomination processes, term limits, Board and Committee structure and process, Board evaluations, Director education, CEO evaluation, CEO and management succession and development planning, and conflicts of interest. The complete text of the guidelines is available on the Investor Relations page of our website at www.donaldson.com under the Corporate Governance caption.

Code of Business Conduct and Ethics
          All of our Directors and Employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior executives, are required to comply with our code of business conduct and ethics to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, Donaldson’s Compliance Committee or Donaldson’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations is available at www.donaldson.com.

          The full text of our code of business conduct and ethics is posted on the Investor Relations page of our website at www.donaldson.com under the Corporate Governance caption.

Board Composition and Qualifications
          Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Stockholders. General and specific guidelines for Director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Corporate Governance Committee will consider nominations from Stockholders under these standards if the nominations are timely received as described in this proxy statement.

Director Selection Process
          The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen Directors and that the number of Directors may be changed from time to time by the affirming vote of a majority of the Directors. The Board of Directors has currently established the number of Directors constituting the entire Board at eleven. Vacancies and newly created Directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the Directors are elected at each Annual Meeting of the Stockholders. Based on a recommendation from the Corporate Governance Committee, each year the Board will recommend a slate of Directors to be presented for election at the Annual Meeting of Stockholders.

          The Corporate Governance Committee will consider candidates submitted by members of the Board, Director search firms, executives and our Stockholders, and the Committee will review such candidates in accordance with our Bylaws, Corporate Governance Guidelines and applicable legal and regulatory requirements. The Corporate Governance Committee’s process includes the consideration of the qualities listed in the Corporate Governance Guidelines, including that Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Stockholders. The Corporate Governance Committee reviews and discusses Director candidates on a regular basis at its Committee meetings. In recommending candidates for nomination by the Board as a Director of Donaldson, the Corporate Governance Committee will consider appropriate criteria including current or recent experience as a Chairman of the Board, CEO or other senior Officer; business expertise and diversity; and general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. Candidates recommended by Stockholders are evaluated in accordance with the same criteria and using the same procedures as candidates submitted by Board members.

          Our Bylaws provide that if a Stockholder proposes to nominate a candidate at the Annual Meeting of Stockholders, the Stockholder must give written notice of the nomination to our Corporate Secretary in compliance with the applicable deadline for submitting Stockholder proposals for the applicable Annual Meeting. The Stockholder must attend the meeting in person or by proxy. The Stockholder’s notice must set forth as to each nominee all information relating to the person whom the Stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected). No Stockholders submitted Director nominations in connection with this year’s meeting.

Independent Director Executive Sessions and Evaluations
          The Chair of our Corporate Governance Committee, John F. Grundhofer, currently is designated as Lead Director, and presides over all meetings or executive sessions of the independent Directors. Our independent Directors meet in executive session without management present at each Board meeting. Likewise, all Board Committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its performance in Fiscal 2010.

Communications with Directors
          The Donaldson Company Compliance Helpline is in place for our Employees and others to direct their concerns to the Audit Committee, including on a confidential and anonymous basis, regarding accounting, internal accounting controls and auditing matters.

          In addition, we have adopted procedures for our Stockholders, Employees and other interested parties to communicate with the independent members of the Board of Directors. You should communicate by writing to the Chair of the Audit Committee, the Chair of the Corporate Governance Committee or the independent Directors as a group in the care of the office of the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

          Written communications about accounting, internal accounting controls, and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also are posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Audit Committee Expertise; Complaint-Handling Procedures
          In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John P. Wiehoff as the Audit Committee financial expert as defined by SEC regulations.

          In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for Employees to submit concerns on a confidential and anonymous basis, through Donaldson’s compliance helpline.

DIRECTOR COMPENSATION

          Annual compensation for our Non-Employee Directors is designed to attract and retain highly qualified Non-Employee Directors and to provide equity-based compensation in order to tie Director compensation to our Stockholders’ interests. Directors are subject to a stock ownership requirement to own shares equal to five times their annual retainer within five years of their election as a Director. As of the end of Fiscal 2010, all Non-Employee Directors who had been a Director for five years had met their ownership requirements. Non-Employee Director compensation is comprised of annual retainers, meeting fees and an annual stock option grant.

          Our Corporate Governance Committee (“Committee”) assists the Board of Directors in providing oversight on Director compensation. The Committee oversees, reviews, and reports to the Board on Director compensation. The Committee annually reviews competitive market data for Non-Employee Director compensation and makes recommendations to the Board of Directors for its approval. The Committee is assisted in performing its duties by our Human Resources Department, and when needed, an outside executive compensation consultant.

          During Fiscal 2010, a market analysis was completed by our Human Resources Department and reviewed by the Committee. This review consisted of an analysis of competitive market data from a selected peer group of companies. This peer group was consistent with the peer group used for the executive compensation review (see the Compensation Process section of the Compensation Discussion and Analysis for additional details). Overall, the review showed that our Director compensation program is aligned with market trends and our peer group. Consequently no changes were proposed or made.

Annual Retainer
          Non-Employee Directors receive an annual retainer of $38,000. Thirty percent of the annual retainer is automatically deferred into a deferred stock account. The number of shares of stock deferred is equal to the amount of the retainer deferred divided by the stock price on the date of the retainer payment, which is January 1st. The remainder of the retainer is paid in cash unless the Director elects, prior to the year the retainer is paid, to defer all or a portion of the remaining retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

          The Chairs of the Board Committees receive an annual retainer as follows:

•	$10,000 for the Audit Committee Chair

•	$8,500 for the Human Resources Committee Chair

•	$7,500 for the Corporate Governance Committee Chair

          These retainers are also paid in cash unless the Director elects to defer all or a portion of the retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

Meeting Fees
          Non-Employee Directors receive $2,500 for each Board meeting attended. Members of the Board Committees receive the following meeting fees for each Committee meeting:

•	$1,500 for Audit Committee meetings

•	$1,000 for Human Resources Committee meetings

•	$1,000 for Corporate Governance Committee meetings

          Non-Employee Directors can elect to receive the fees in cash, deferred cash or deferred stock. For those electing to receive deferred stock for their meeting fees, shares are deferred into the deferred stock account effective December 31st and June 30th of each year. The number of shares of stock deferred is equal to the amount of the meeting fees divided by the stock price on the effective date or on the previous business day if the effective date falls on a holiday or weekend.

Stock Options
          The Company’s Non-Qualified Stock Option Program for Non-Employee Directors provides an annual grant of a non-qualified stock option to purchase 7,200 shares of Common Stock to each Non-Employee Director who is a member of the Board on the first business day following January 1st of each year. The annual grant date in Fiscal 2010 was January 4, 2010. The grant price is the closing stock price on the date of grant. The options are fully vested at the date of grant and have a ten-year term. The option awards granted from 1998 through 2004 include a “reload option” that has the same features as the reload options granted to Officers. The reload grant features are described in the Compensation and Discussion Analysis section under the Stock Option description.

Deferred Compensation
          The Company sponsors the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors, a non-qualified deferred compensation plan. The Plan permits the Directors to elect to receive their annual retainers and meeting fees in one or more of the following methods:

•	In cash on a current basis;

•	In cash on a deferred basis (deferred cash account); or

•	In Company stock on a deferred basis (deferred stock account).

          Annual retainers are paid on January 1st. As predetermined by the Board, the number of shares deferred into the deferred stock account for the annual retainers is equal to the amount of the retainer deferred divided by the closing stock price on previous business day.

          Meeting fees are paid on December 31st and June 30th. As determined by the Board, the number of shares of stock deferred into the deferred stock account for meeting fees is equal to the amount of the meeting fees elected to be deferred divided by the closing stock price on December 31st and June 30th or the previous business day if it falls on a holiday or weekend.

          Any amount deferred into a deferred cash account will be credited with interest at a rate equal to the ten-year Treasury Bond rate plus two percent. Effective for deferrals made after January 1, 2011, the interest rate will be the ten-year Treasury Bond rate.

          The amounts deferred into a deferred stock account will be credited with any quarterly dividends paid on the Company’s Common Stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a Director is entitled to direct the trustee to vote all shares allocated to the Director’s account. The Common Stock will be distributed to each Director following retirement pursuant to the Director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors, and become irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan.

          The Fiscal 2010 compensation for our Non-Employee Directors is shown in the following table.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
F. Guillaume Bastiaens	39,620	19,356	105,507	0	4,188	168,671
Janet M. Dolan	46,120	19,356	105,507	0	2,283	173,266
Jack W. Eugster	8,400	70,101	105,507	1,329	6,040	191,377
John F. Grundhofer	0	64,004	105,507	0	865	170,376
Michael J. Hoffman	0	66,995	105,507	0	0	172,502
Paul David Miller	29,000	37,988	105,507	0	0	172,495
Jeffrey Noddle	0	74,521	105,507	0	0	180,028
Willard D. Oberton	33,825	22,679	105,507	0	0	162,011
Ajita G. Rajendra(1)	20,167	0	0	0	0	20,167
John P. Wiehoff	0	68,995	105,507	0	0	174,502

(1)	Mr. Rajendra became a Director on March 26, 2010, and will become eligible to receive stock awards and option awards effective January 1, 2011.

(2)

The column shows the portion of the 70% of the annual retainer, the additional retainer for Chairs of a Board Committee, and the meeting fees, that each Director has elected to receive in cash. Each Director had the option to elect to receive these amounts in cash, deferred cash, or a deferred stock award. The amount in this column for Mr. Eugster was deferred into a deferred cash account.

(3)

This column represents the aggregate grant date fair value of deferred stock awards granted during Fiscal 2010 computed in accordance with FASB ASC Topic 718. This column includes the 30% of the annual retainer that is payable in a deferred stock award. It also includes all or a portion of the additional 70% of the annual retainer, Chair retainers and meeting fees which the Directors elected to receive in a deferred stock award.

The Fiscal 2010 deferred stock awards for meeting fees were made effective December 31, 2009 and June 30, 2010, the dates previously established by the Board of Directors. The valuation for those awards was the closing market price of the stock on those dates. The Fiscal 2010 deferred stock award for the annual retainers was made effective January 1, 2010, the date previously established by the Board of Directors. The valuation for that award was the closing market price on the stock on the previous business day, December 31, 2009.

All the Directors elected to receive part or all of their remaining fees in deferred stock awards.

The following Directors held deferred stock awards that are vested and will be paid out at the deferral election date made by the Director as of July 31, 2010:

•	Mr. Bastiaens	8,230 units
•	Ms. Dolan	24,498 units
•	Mr. Eugster	30,063 units
•	Mr. Grundhofer	25,339 units
•	Mr. Hoffman	8,612 units
•	Mr. Miller	11,854 units
•	Mr. Noddle	20,825 units
•	Mr. Oberton	2,566 units
•	Mr. Rajendra	0 units
•	Mr. Wiehoff	12,732 units

(4)

This column represents the aggregate grant date fair value of stock option awards granted during Fiscal 2010 computed in accordance with FASB ASC Topic 718. Refer to Footnote H to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2010 for our policy and assumptions made in the valuation of share-based payments.

The Fiscal 2010 stock option awards for our Non-Employee Directors were made on January 4, 2010, the grant date previously established by the Board of Directors. The grant price for those options was the closing market price of the stock on that date. Mr. Miller elected to transfer 3,544 of his total 7,200 award to members of his immediate family.

As of July 31, 2010, the last day of our fiscal year, each of the Non-Employee Directors had the following stock options outstanding:

•	Mr. Bastiaens	72,000 shares
•	Ms. Dolan	72,000 shares
•	Mr. Eugster	56,196 shares
•	Mr. Grundhofer	50,400 shares
•	Mr. Hoffman	36,000 shares
•	Mr. Miller	56,868 shares
•	Mr. Noddle	72,000 shares
•	Mr. Oberton	28,800 shares
•	Mr. Rajendra	0 shares
•	Mr. Wiehoff	50,400 shares

(5)	Includes above market interest earnings on deferred cash compensation.

(6)

This column represents the amount of cash dividends paid on previously granted restricted stock awards last made to Non-Employee Directors in 1997. The following Directors hold restricted stock that vests upon normal retirement from the Board, subject to the approval of the Board:

•	Mr. Bastiaens	8,910 shares
•	Ms. Dolan	4,858 shares
•	Mr. Eugster	12,850 shares
•	Mr. Grundhofer	1,840 shares

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report
          The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

          The Audit Committee of the Board of Directors is composed entirely of independent, Non-Employee Directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that John P. Wiehoff is an Audit Committee financial expert, as defined by the rules of the SEC.

          The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process and internal controls. The Audit Committee formally met eight times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

          The Audit Committee reviewed and discussed Donaldson’s Fiscal 2010 audited financial statements with management, the internal auditor and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. The Audit Committee also met separately with the internal auditor and the independent registered public accounting firm to discuss and review those financial statements prior to issuance. Management has represented and PwC has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Donaldson.

          As part of its activities, the Audit Committee also:

1.

Discussed with PwC the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended, as adapted by the Public Company Accounting Oversight Board in Rule 3200T.

2.

Received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

3.	Discussed with PwC its independence.

          Based on the review and discussions with management and PwC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

Members of the Audit Committee
Jack W. Eugster, Chair
Janet M. Dolan
Michael J. Hoffman
Paul David Miller
Jeffrey Noddle
John P. Wiehoff

Information Regarding the Independent Registered Public Accounting Firm

Independent Auditors Fees
          The aggregate fees billed to the Company for Fiscal 2010 and Fiscal 2009 by PwC, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2010	Fiscal 2009
Audit Fees	$1,900,027	$2,271,237
Audit-Related Fees	43,373	46,288
Tax Fees	5,500	2,000
All Other Fees	1,500	1,500
Total Fees	$1,950,400	$2,321,025

          Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries, and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax Fees include professional services for tax returns, advice and planning. All Other Fees include a license fee for technical materials.

Audit Committee Pre-Approval Policies and Procedures
          The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated Committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during Fiscal 2010 and Fiscal 2009, including services related to the Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2011. PwC has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2011 for ratification in order to ascertain the views of the Company’s Stockholders on this appointment. Whether or not the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders. Representatives of PwC are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.

Board Recommendation
          The Audit Committee of the Board of Directors recommends that Stockholders vote FOR ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2011.

COMPENSATION COMMITTEE REPORT

          The Human Resources Committee (“Committee”) of the Board of Directors of Donaldson, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

SUBMITTED BY THE HUMAN RESOURCES COMMITTEE
Jeffrey Noddle, Chair
F. Guillaume Bastiaens
Jack W. Eugster
John F. Grundhofer
Willard D. Oberton
John P. Wiehoff

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

          The Compensation Discussion and Analysis provides information on Donaldson’s executive compensation program and the compensation awarded to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated Executive Officers who served in such capacity as of the end of Fiscal 2010 (collectively, the “Named Executive Officers” or “NEOs”). The Named Executive Officers (NEOs) for Fiscal 2010 are:

•	William Cook, Chairman, President and Chief Executive Officer (CEO)
•	Thomas VerHage, Vice President and Chief Financial Officer (CFO)
•	Lowell Schwab, Senior Vice President, Global Operations
•	Charles McMurray, Senior Vice President, Industrial Products
•	Jay Ward, Senior Vice President, Engine Products

          Mr. Schwab retired from the Company effective August 2, 2010, after the end of Fiscal 2010.

          This discussion should be reviewed in conjunction with the tables and narratives that follow it.

EXECUTIVE COMPENSATION PHILOSOPHY
          The Company’s objective is to create long-term Shareholder value through superior share price appreciation. Our executive compensation program is designed to support this objective and ensure that the interests of our Executive Officers (“Officers”) are properly aligned with our Shareholders’ interests.

          The key principles of our executive compensation strategy include:

•	Aligning our compensation to financial measures that balance both annual results and long-term decisions

•	Emphasizing Company financial performance by linking a significant portion of pay to the financial performance of the Company

•	Providing significant amounts of equity-based compensation in order to tie our Officer compensation to our Shareholders’ interests

•	Targeting total compensation by comparison to proxy disclosure data for our established peer group (as recommended by an outside independent consultant) and published survey market data

•	Requiring significant stock ownership by our Officers

          The key objectives of our executive compensation program are:

•	Aligning the interests of our Officers with the long-term interests of our Shareholders

•	Providing competitive pay which enables us to attract, retain, reward, and motivate top leadership talent

•	Increasing Shareholder value

          The Committee established and administers our executive compensation program, which is designed to follow the principles and objectives listed above. The Committee believes the executive compensation program assists the Company in retaining a strong executive leadership team which works together to create maximum Shareholder value.

COMPENSATION PROCESS
          The Committee assists the Board of Directors in providing oversight on executive compensation. The Committee reviews and approves our overall compensation philosophy, strategy, and policies. The Committee annually reviews and approves all compensation for our Officers. As part of that review, the Committee takes into account competitive market analysis and recommendations by our CEO, our Human Resources Department and an independent compensation consultant. For more information on the Committee, refer to the “Meetings and Committees of the Board of Directors” section of this Proxy Statement.

Compensation Consultant
          The Committee has the authority to retain outside, independent compensation consultants to assist in the analysis of our executive compensation program. The Committee’s current practice is to engage an outside executive compensation consultant to conduct a complete review of our executive compensation program at a minimum of every three years. The Committee will engage an outside consultant more frequently if it determines there is a need.

          The program was reviewed during Fiscal 2008 by an independent compensation consultant, with the next three year review scheduled for Fiscal 2011. Given the economic environment and its impact on executive compensation over the last two years, the Committee decided to complete this review prior to the next regularly scheduled review. Therefore, during Fiscal 2010, the Committee engaged Frederic W. Cook & Co., Inc., a nationally known executive compensation consulting firm, to complete this review. Frederic W. Cook & Co., Inc. does not do any other work for the Company.

          Frederic W. Cook & Co., Inc. conducted a complete review of our executive compensation program. In its review, Frederic W. Cook & Co., Inc. provided information regarding market practices and trends and made specific recommendations for changes to plan designs and policies consistent with the philosophies and objectives of our executive compensation program. The results and recommendations of this review were presented to the Committee at its meeting on May 26, 2010. Frederic W. Cook & Co., Inc. found the Company’s executive compensation program to be:

•	Performance-based,

•	Aligned with shareholder interests,

•	Generally complete with regards to program elements, and

•	Professionally designed and administered.

          Frederic W. Cook & Co., Inc. made recommendations to the Committee based on market data and trends for changes to some of the specific compensation elements in the program. The Committee reviewed these recommendations and made changes to specific compensation elements which will be noted in italics in the following discussion.

Competitive Market
          Frederic W. Cook & Co., Inc.’s review included a market review of our program against a peer group of 25 companies. The peer group consists of publicly traded companies in the manufacturing industry. For Fiscal 2010, Frederic W. Cook & Co., Inc. reviewed the peer group that was utilized in Fiscal 2009 and recommended a few changes to ensure that the peer group consisted of companies with median revenues approximating the Company’s revenue. This peer group is intended to be representative of the market in which the Company competes for executive talent and consists of the following 25 companies:

Actuant Corporation	Hubbell Inc.	Roper Industries
AMETEK, Inc.	IDEX Corporation	Snap-On Inc.
Briggs & Stratton Corporation Bucyrus International, Inc. CLARCOR Inc. Crane Company Federal Signal Corporation H. B. Fuller Company Graco Inc.	Kennametal Inc. Modine Manufacturing Co. Pall Corporation Pentair, Inc. Polaris Industries, Inc. Regal-Beloit Corporation	Standard Motor Products, Inc. Thomas & Betts Corporation The Timken Company Toro Company Valspar Corporation Watts Water Technologies, Inc.

          The Committee also reviewed market data for each Officer position using published survey data from Towers Perrin and Hewitt Associates. This information is used to inform the Committee of competitive pay practices and to help establish target base salary, incentive targets, and total compensation for our Officers. Base salary is generally targeted at the median of the peer group with performance-based incentives targeted at the 60th to 65th percentile of the peer group.

          At each December Committee meeting, the Committee reviews tally sheets which detail the value of each element of the Officer’s compensation earned during the previous fiscal year. Each tally sheet also summarizes retirement benefits as of the end of the previous fiscal year. The tally sheets help the Committee track the Officer’s total direct compensation and the value of future payouts under the retirement and non-qualified deferred compensation plans.

Compensation Mix at Target
          It is the intention of the Committee and a key principle of our executive compensation program that a significant portion of an Officer’s total direct compensation be performance-based and that the portion of performance-based compensation should increase by level of position in the Company. For Fiscal 2010, the performance-based portion of total target direct compensation was approximately 75% for our CEO, 70% for Senior Vice Presidents, 65% for our CFO, and 60% for Vice Presidents.

          The ongoing global economic recession continued to have an impact on our executive compensation. There was no Long-Term Compensation Plan payout for the cycle concluding in Fiscal 2010 and as a result, actual total direct compensation for Fiscal 2010 was below the target levels:

Named Executive Officer (NEO)	Target Total Direct Compensation *	Actual Total Direct Compensation *
William Cook	$2,905,500	$2,548,700
Thomas VerHage	$951,400	$830,600
Lowell Schwab	$1,105,400	$971,500
Charles McMurray	$926,600	$822,300
Jay Ward	$783,400	$685,100

* Total Direct Compensation consists of base salary, annual cash incentive for Fiscal 2010, Long-Term Compensation Plan award for the three-year period ending July 31, 2010, and the Fiscal 2010 annual stock option award.

EXECUTIVE COMPENSATION PROGRAM ELEMENTS
          The primary elements of our executive compensation program for Fiscal 2010 were:

•	Base Salary

•	Annual Cash Incentive

•	Long-Term Equity (includes Long-Term Compensation Awards, Stock Options, and Restricted Stock)

•	Benefits

•	Perquisites

•	Change in Control Agreement

          The Committee believes each compensation element is supported by the philosophies and objectives described previously in the Executive Compensation Philosophy section.

Base Salary
          The base salaries paid to our Officers are designed to provide a market competitive level of compensation for each Officer based on position, scope of responsibility, business and leadership experience, and individual performance. Base salaries are the least variable element of compensation and are not subject to the Company’s financial performance. Base salaries are targeted at the 50th percentile of our peer group. Prior to the beginning of each calendar year, Officers may choose to defer up to 75% of their base salary into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan, which is detailed further under the Deferred Compensation tables and narrative.

          The Committee reviewed the base salaries at its December 11, 2009 Committee meeting. Based on the uncertainty of economic conditions at that time, the Committee decided to maintain the base salaries of our Officers at their current levels. The CEO’s salary has remained at the same level since January 2007 and the other Officers’ salaries have remained at the same level since January 2008.

Annual Cash Incentive
          The annual cash incentive award is designed to reward Officers for their contributions toward the Company’s achievement of specific goals and to link the interests of our Officers with the Company’s financial plans. This incentive compensation element focuses attention on business performance and provides a significant financial performance-based variable component of our total compensation package.

          Each year, the Committee establishes the annual cash incentive target opportunities as a percentage of base salary. For Fiscal 2010, based on our peer group market data, the annual cash incentive target opportunity for our NEOs ranged from 60% to 80% of base salary at target, based on position.

          Performance Goals. Predetermined performance measures and goals are set by the Committee each year. For Fiscal 2010, the Committee, along with the Board of Directors, had significant deliberations to determine an appropriate approach to establishing performance measures. The annual cash incentive awards are calculated based on predetermined ranges for the achievement of the established performance measures. The goals reflect our strong performance-based philosophy, and the Committee believes the measures chosen are key to our financial success. For Fiscal 2010, payouts could range from 0% to 150% of the target award based on attainment of business segment and/or Company predetermined financial goals. The performance goals for Fiscal 2010 were based on the Company’s Board approved Fiscal 2010 Financial Plan with achievement of that plan paying out at a 75% payout level.

          For Fiscal 2010, the financial performance measures and the percentage of the incentive based on these measures as established by the Committee for the NEOs were as follows:

Performance Measure	CEO	CFO	Other Officers
Earnings per Share (EPS)	50%	40%	40%
Operating Income Percent	25%	—	30%
Net Income Percent	—	30%	—
Return on Investment (ROI)	25%	30%	30%

          Annual cash incentive awards for NEOs with corporate responsibility are based on overall Company financial results. The annual cash incentive awards for NEOs with business segment responsibility are based on their specific business segment results for operating income percent and ROI (ROI is calculated as annualized net operating profit after taxes divided by the average net operating investment for the period.) For Fiscal 2010, the 100% achievement EPS target was $1.65, 16% above the Company’s Financial Business Plan for Fiscal 2010. The actual EPS achievement for Fiscal 2010 was $2.10, or 147.9% of the target level achievement.

          For Fiscal 2010, the 100% achievement ROI performance measure target for the Company was 15%. The actual ROI achieved for Fiscal 2010 was 17.1% for the Company which was 121% of target achievement. As established by the Committee, a business segment may have a higher ROI target based on the dynamics of the particular business and exclusions of certain corporate accounts from the business segment ROI calculation. For Fiscal 2010, the worldwide ROI targets for our Engine and Industrial business segments ranged between 19% and 20%. The actual ROI achieved for our Engine business segment was 22.3%, or at 119.2% of target level. The actual ROI achieved for our Industrial business segment was 21.9%, or at 121.9% of target level.

          The 100% achievement operating income percent corporate target for Fiscal 2010 was 11% with actual achievement at 12.7% or at 128.3% of target level. The operating income percent target for our Engine business segment was 12.2% with actual achievement at 13.7% or 122.7% of target. The operating income percent target for our Industrial business segment was 10% and actual achievement was 12.3% or 142.6% of target.

          The 100% achievement net income percent goal for our CFO had a Fiscal 2010 target of 7.5%. Actual achievement for Fiscal 2010 was 8.9% or 146.7% of the target level.

          Payouts. For Fiscal 2010, the Company results produced above target payouts for our NEOs ranging from 131% to 139% of target. The overall annual cash incentive payment for Fiscal 2010 for each of our NEOs is set forth below:

Named Executive Officer	Target Payment as a % of Base Salary	Target Award	Actual Award
William Cook	80%	$560,000	$763,109
Thomas VerHage	60%	$199,500	$278,201
Lowell Schwab	60%	$202,800	$271,648
Charles McMurray	60%	$169,500	$234,739
Jay Ward	60%	$144,000	$189,700

          Officers may choose to defer up to 100% of their annual cash incentive into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

Long-Term Compensation Plan
          The purpose of our Long-Term Compensation Plan is to provide a long-term incentive for our Officers which will reward them for the Company’s achievement of predetermined levels of long-term Company financial performance. The Long-Term Compensation Plan measures performance over a three-year period and the award is paid out at the end of the period based on the attainment of the pre-established financial performance goals. This award is paid out in Company stock.

          A new three-year performance cycle is established each year. The Committee, based on our peer group market data, established each new award, including the financial performance objectives, the award matrix, and payout targets (the number of performance units) for each Officer. The target number of performance units is based on a percentage (ranging from 40% to 80% depending on the Officer’s position) of base salary divided by the twelve-month weighted average Company stock price as of the end of the fiscal year in which the annual grant is made.

          The potential payouts under the plan range from 0% to 275% of the target shares based on the predetermined levels of achievement over the three-year period. In addition, the plan has an EPS consistency premium that increases the payout by 25% if the annual EPS increase in the three-year period is at least 5% each year. The EPS consistency premium has been removed for all incentive cycles beginning on or after August 1, 2008.

          To compensate an Officer new to the plan, the first award is increased by 200% because no payment is made for the first two years of the incentive cycle.

          The plan performance objectives are based on two metrics which the Committee believes are key to our long-term financial success: growth in net sales and ROI. Results for growth in net sales and ROI must meet the threshold performance level for both measures in order for a payout to be achieved. These targets are set by the Committee prior to the beginning of each three-year cycle. The Committee believes it is a key objective for the Company to maintain a certain level of ROI for our Shareholders during economic conditions which result in sales growth that is below the threshold. Therefore for cycles beginning on or after August 1, 2009, the award matrix has been modified to allow for a payout ranging from 10% to 50% of target based on achievement of predetermined ROI results when the predetermined sales growth is below threshold.

          Awards for Officers with corporate responsibility are based on overall Company growth in net sales and ROI. Awards for Officers with business segment responsibility are based 50% on their business segment results for net sales and average annual ROI and 50% on overall Company results. As established by the Committee, business segments can have different net sales and ROI target goals than the overall Company goals.

          For the performance cycle that ended July 31, 2010, the Company growth in net sales target was 10% annual growth in net sales. The Company average annual target ROI for that cycle was 14%. Actual Company achievement for that cycle was 0.6% decrease in net sales (which was below the minimum threshold achievement of 5%) and 18.5% for ROI. Since both the threshold for sales growth and ROI must be met for this cycle, there was no payout for the cycle ended July 31, 2010. The target shares and the actual share payout for the NEOs were:

Named Executive Officer	Target Shares	Actual Share Payout
William Cook	15,600	0
Thomas VerHage	5,300	0
Lowell Schwab	5,500	0
Charles McMurray	4,500	0
Jay Ward	2,300	0

          An Officer may elect to defer the Long-Term Compensation Plan payout into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

          Changes for Fiscal 2011. Based on the executive compensation review, the Committee decided to make some changes to the Long-Term Compensation Plan for the cycle beginning August 1, 2010. The award matrix is being changed to reduce the maximum potential payout from 275% to 200%. The potential payouts for new cycles will range from 0% to 200%. In addition, the increase in the award payout by 200% for first time payments to a participant is being removed for any new cycles. The Committee believes these changes better align the plan with the Company’s desired position within our peer group.

          At the July 30, 2010 Board meeting, the Committee approved the performance targets for the three-year cycle beginning on August 1, 2010 and ending on July 31, 2013. The Company growth in net sales target for this three-year cycle is 10% annual growth in net sales. The Company’s average annual ROI target for this three-year cycle is 19%. The specific performance goals for the target level are considered by the Committee to be challenging but potentially achievable. For the performance cycle beginning in Fiscal 2011, the long-term incentive payout opportunity at each level of performance for our NEOs is shown in the Grants of Plan-Based Awards Table.

Stock Options
          The Committee makes annual stock option awards to our Officers. Stock options have a ten-year term and the annual stock option grants for Officers are immediately vested as of the date of the grant. The option price is the closing price on the date of the grant. On an annual basis, the Committee decides the number of options granted to our Officers. For Fiscal 2010, the number of options granted was equal to a multiple of the Officer’s base salary divided by the 12-month weighted average stock price. The multiplier is based on level as follows:

•	3.70 times base salary for the CEO

•	2.55 times base salary for Senior Vice Presidents

•	1.55 times base salary for the CFO

•	1.35 times base salary for Vice Presidents

          Stock option grants are made under the 2001 Master Stock Incentive Plan and all options are non-qualified stock options.

          Stock options that are granted to an Officer within the first five years of being named an Officer have a reload provision. Given the Company’s high stock ownership requirements for our Officers (see the Stock Ownership Requirements section of this Compensation Discussion and Analysis), the Committee believes the reload option helps our newer Officers meet those requirements. This provision provides a new option grant to be established upon exercise of the original grant. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee is required. The reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation. The option price of the reload option is equal to the market price of the stock on the date of exercise and will expire on the same date as the original option which was exercised. The new option does not have a reload provision.

          The date of the grant is the date of the Committee meeting and the grant price is the closing share price on the date of the Committee meeting.

          Changes for Fiscal 2011. Based on the executive compensation program review, the Committee decided to make the following changes to our Officer stock option program:

•

New stock option grants to our Officers will vest over a three-year period (one-third each year). This aligns the vesting for stock options granted to our Officers with options granted to our other Employees.

•

The reload provision is being removed from the program for future grants. This provision was in place to help our Officers meet our high ownership requirements. Effective August 1, 2010, those requirements are being changed (see Stock Ownership Requirements section), therefore the Committee believes that the reload option is no longer required and it is being removed due to the lower stock ownership requirements.

Restricted Stock
          Restricted stock awards are granted to Officers and other Employees in special circumstances. The Committee may grant a restricted stock award as part of the hiring of a new Officer or as a retention vehicle for a current Officer or Employee. Restricted stock grants generally have a five-year cliff vesting schedule. No restricted stock awards were granted during Fiscal 2010 to our NEOs. However, Mr. Ward has a restricted stock grant that was granted in 2008. This restricted stock grant vests on December 9, 2013 and is reflected in the Outstanding Equity Awards at Fiscal Year-End table.

Benefits
          To ensure that we provide a competitive total compensation program which supports our efforts to attract and retain key executive leadership, the Company provides indirect compensation, such as health and welfare benefits and retirement benefits, to its Officers.

          Health and Welfare Benefits. Our Officers participate in the same health and welfare programs as all other U.S. salaried Donaldson Employees.

          Retirement Benefits. Our Officers participate in the following retirement plans which are provided to most other U.S. salaried Donaldson Employees:

•

Salaried Employees’ Pension Plan is a defined benefit pension plan which provides retirement benefits to eligible U.S. Employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefits Table for more information on this plan.

•

Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our Employees to save for retirement. Most of our U.S. Employees are eligible to participate in this Plan. Participants can contribute on a pretax basis up to 40% (6% for Highly Compensated Employees as defined by Internal Revenue Service (IRS) regulations) of their total cash compensation, up to the IRS annual deferral limits. The Company matches 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes. An annual discretionary contribution may be made based on Company performance.

In recognition of the challenging economic environment, the Company match for Officers and salaried Employees was reduced in April 2009. The reduced match for salaried Employees was equal to 50% of the first 3% of compensation they contribute plus 25% of the next 2% of compensation they contribute. Effective April 2009, the Officers no longer received a Company match.

In recognition of the Company’s improved financial results during Fiscal 2010, the Company match was reinstated in April 2010 to the original match described above.

          Executive Benefits. In order to attract and retain key executive leadership, the Company also provides the following executive retirement plans and deferred compensation plans:

•	Excess Pension Plan

•	Deferred Compensation and 401(k) Excess Plan

•	Supplemental Executive Retirement Plan (SERP) (frozen to new participants as of January 1, 2008)

•	Deferred Stock Option Gain Plan (frozen to new deferral elections)

•	ESOP Restoration Plan (frozen plan)

          For details on these plans, refer to the Pension Benefits Table and narrative and the Non-Qualified Deferred Compensation Table and narrative.

Perquisites
          The Company provided our Officers with the following perquisites in Fiscal 2010:

•	Annual reimbursement for financial planning, legal, or tax services up to the following amounts:

	º	$8,000 for the CEO

	º	$6,000 for Senior Vice Presidents

	º	$5,000 for Vice Presidents

•

A leased car with a fair market value of up to $39,000 for Senior Vice Presidents and $34,000 for Vice Presidents. The Committee approves the fair market value of the car leased by the CEO. During Fiscal 2008, the Committee approved a leased car for the CEO with a fair market value of $44,252. The Company pays all vehicle operation expenses.

•	An annual executive physical (having an approximate value of $5,000)

          Changes for Fiscal 2011. Based on the executive compensation review, the Committee decided to eliminate all perquisites provided to Officers. Effective January 1, 2011, the perquisites will be eliminated and the annual value of the perquisites will be added to the Officer’s base salary taking into account the impact of target annual incentives. The addition to base salary for our NEOs will range from $17,400 to $19,700.

Change in Control Agreements
          The Company has entered into a Change in Control Agreement (“CIC Agreement”) with each of our Officers. Other than the CIC Agreements, we do not have any employment contracts with our NEOs. The Committee believes that our CIC Agreements assist us in retaining our executive leadership and are designed to enable our Officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our Shareholders. The Committee also believes that the change in control provisions in our Option Awards, Long-Term Compensation Plan, and deferred compensation plans which are triggered by the change in control itself and are not dependent upon any qualifying termination of employment event, and thus known as “single-trigger” change in control arrangements, are important because they provide retention incentives during what can be an uncertain time for Officers and also provide additional assurances to the Company that it will be able to complete a transaction that the Board believes is in the best interests of our Shareholders.

          The following provisions are based on the CIC Agreement in effect during Fiscal 2010.

          Upon a change in control, if the Officer’s employment with the Company is terminated:

•	Within 24 months of the change in control without “cause,”

•	Within 24 months of the change in control, or under certain circumstances a potential change in control, by the Officer for “good reason,”

          Under those circumstances outlined above, the CIC Agreements require the Company to pay or provide the following severance payments to the Officer:

•

A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:

	º	CEO – three times base salary plus target annual incentive

	º	Senior Vice Presidents – two times base salary plus target annual incentive

	º	Vice Presidents – one times base salary plus target annual incentive

•	Thirty-six months of additional coverage under our medical, dental, vision, life, accident, and disability plans

•	A cash lump sum equal to:

	º	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

	º	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

•

Whether or not the CEO becomes entitled to severance payments under the CIC Agreement, a payment to reimburse the CEO for any excise taxes on change in control payments that are considered excess parachute payments under Section 280G of the Internal Revenue Code plus income and employment taxes on the tax gross-up. This provision only applies to the CEO.

•

For Officers, other than the CEO, the CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

•	Outplacement services, suitable to the Officer’s position, for up to three years

          Under the Company’s non-qualified deferred compensation plans and the excess plans described above, the payment to the Officer of his or her vested benefit is accelerated to be payable in the form of a lump sum immediately following a change in control followed by a qualifying termination.

STOCK OWNERSHIP REQUIREMENTS
          In order to ensure continual alignment with our Shareholders, the Committee has established stock ownership requirements for our Officers. The Committee believes that linking a significant portion of the Officer’s personal holdings to the Company’s success, as reflected in the stock price, provides Officers a stake similar to that of our Shareholders. Therefore, Officers are expected to acquire and hold a significant amount of Donaldson stock. The Committee has established stock ownership requirements (based on all shares of Company stock owned by an Officer, including unvested restricted stock, but excluding unexercised stock options) for our Officers as follows:

•	Ten times base salary for our CEO

•	Seven times base salary for Senior Vice Presidents

•	Five times base salary for Vice Presidents

          In addition, once initial ownership requirements are met, Officers must retain 25% of all net shares received from stock option exercises.

          New Officers are expected to meet their ownership requirement within five years of being named an Officer. Given the current economic and market conditions, Officers will not be penalized for not meeting their ownership requirements within five years of being named an Officer as long as the Committee sees that they are making progress toward their requirement. As of the end of Fiscal 2010, all the NEOs who have been in Officer roles at the Company for at least five years have met their ownership requirements.

          Changes for Fiscal 2011. Based on the executive compensation program review, the Committee reviewed the ownership requirement and decided to reduce the ownership requirements for Senior Vice Presidents to five times base salary and for Vice Presidents to three times base salary. The CEO’s requirement remains at ten times base salary. The Committee believes these stock ownership levels continue to place us at the high end of our peer group. These levels still require our Officers to hold a significant amount of Company stock, which will continue to align them with the interests of our Shareholders. Officers are also still required to retain 25% of all net shares received from stock option exercises once their ownership requirements are met.

NAMED EXECUTIVE OFFICER COMPENSATION
          The determination of the base salary, annual incentive and equity compensation for our CEO, William Cook, for 2010 were determined as described above in the “Compensation Process” section of this Compensation Discussion and Analysis. Effective January 1, 2010, Mr. Cook’s base salary remained at $700,000. Mr. Cook’s base salary is approximately 17% under the median of the peer group.

          Mr. Cook earned an annual cash incentive for Fiscal 2010 of $763,109, which will be paid in October 2010. This payout was at 136.3% of target achievement. This amount was calculated as described above under the Annual Cash Incentive section. Mr. Cook’s annual cash incentive was based on a 147.9% of target achievement of EPS, a 128.3% of target achievement for operating income and a 121.0% of target achievement of ROI. Mr. Cook did not receive a Long-Term Compensation Plan award payout for the three-year cycle ended July 31, 2010. This award was determined as described above under the Long-Term Compensation Plan section and was not paid out due to the actual net sales growth achieved being below the threshold.

          Mr. Cook received an annual stock option grant on December 11, 2009 of 76,500 shares. This option grant is 100% vested and has a ten-year term. The option price was $42.40, which was the closing stock price on the grant date of December 11, 2009. The amount of the option grant was determined as described above in the “Stock Options” section.

          The determination of each of the other NEOs’ base salary, annual incentive, and equity compensation was determined as described above in the “Compensation Process” section. Each of the other NEOs is paid the same components of compensation as the CEO, and they are determined as described in the Compensation Discussion and Analysis.

TAX CONSIDERATIONS
          The Committee monitors any changes in regulations when reviewing the various elements of our executive compensation program. Code Section 162(m) generally disallows Federal tax deductions for compensation in excess of $1 million paid to the CEO and the next three highest paid Officers (other than the CFO) whose compensation is required to be reported in the Summary Compensation Table of the proxy statement. Certain performance-based compensation is not subject to this deduction limitation.

          The 1991 Master Stock Compensation Plan, now expired, and the 2001 Master Stock Incentive Plan were approved by Shareholders in 1991 and 2001, respectively, and limit the number of shares under a stock option or the Long-Term Compensation Plan that can be granted in any one year to any one individual to further the policy of preserving the tax deduction for compensation paid to executives. At our November 2005 Annual Meeting, our Shareholders approved the Qualified Performance-Based Compensation Plan (the Qualified Plan). Our Officer Annual Cash Incentive and our Long-Term Compensation Plans were adopted by the Committee as sub-plans of the Qualified Plan, subject to all the terms and limits of the Qualified Plan. The awards provided by these sub-plans are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee reviewed the potential consequences for the Company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our Officers in Fiscal 2010.

          The Committee reserves the right, in appropriate circumstances and for the benefit of Shareholders, to award compensation that may result in a loss of tax deductibility under Section 162(m).

          The Committee designs and administers our equity compensation, our non-qualified deferred compensation and CIC Agreements to be in compliance with Section 409(A), the federal tax rules affecting non-qualified deferred compensation.

SUMMARY
          Our executive compensation program provides incentives to attain strong consistent financial performance and to ensure alignment with our Shareholders’ interests. Following the review of our compensation program by Frederic W. Cook & Co., Inc. and the changes made to our program, the Committee believes that our executive compensation program, with its continued strong emphasis on performance-based compensation and stock ownership, properly motivates our Officers to produce strong returns for our Shareholders and continues to create Shareholder value.

COMPENSATION RISK ANALYSIS
          The Company has reviewed and assessed its compensation plans. To complete this review, the Company completed an inventory and analysis of its compensation programs globally and reviewed this with the Committee. Through this review, we determined that our compensation programs, policies and practices for our Employees are not reasonably likely to have a material adverse effect on the Company. In making this determination, we took into account the compensation mix for our Employees along with the various risk control features of our programs, including balanced performance targets, our stock ownership guidelines and appropriate incentive caps.

SUMMARY COMPENSATION TABLE

          The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Named Executive Officers (“NEOs”): our CEO, our CFO, and each of our three other most highly compensated Officers who served in such capacities as of the end of the fiscal year for services rendered during the 2008, 2009, and 2010 fiscal years.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
William Cook,	2010	700,000	650,339	1,130,309	763,109	19,088	25,252	3,288,097
Chairman,	2009	700,000	634,767	672,487	60,828	878,678	98,618	3,045,378
President and	2008	700,000	575,483	765,066	1,064,000	550,001	106,555	3,761,105
CEO

Thomas VerHage,	2010	332,500	232,603	650,198	278,201	204,541(7)	25,301	1,723,344
Vice President	2009	332,500	228,060	271,060	22,581	177,282(7)	51,845	1,083,328
and CFO	2008	327,404	206,471	52,468	341,922	129,372(7)	55,427	1,113,064

Lowell Schwab,	2010	338,000	0	361,848	271,648	643	26,047	998,186
Senior	2009	338,000	231,861	222,590	33,094	471,576	47,702	1,344,823
Vice President,	2008	333,924	206,471	222,738	330,778	93,456	54,334	1,241,701
Global
Operations(8)

Charles McMurray,	2010	282,500	194,627	305,087	234,739	1,285	22,355	1,040,593
Senior	2009	282,500	193,851	192,409	51,909	266,353	36,802	1,023,824
Vice President,	2008	277,404	175,720	89,504	296,507	94,790	39,710	973,635
Industrial
Products

Jay Ward,	2010	240,000	166,145	429,795	189,700	57,240	170,665	1,253,545
Senior
Vice President,
Engine
Products (9)

(1)

NEOs are eligible to defer a portion of their base salary into the Deferred Compensation and 401(k) Excess Plan. Mr. VerHage deferred $86,322 for Fiscal 2009 and $210,834 for Fiscal 2008 of his base salary into the Plan. Mr. Schwab deferred $34,840 for Fiscal 2010, $28,080 for Fiscal 2009, and $22,898 for Fiscal 2008 of his base salary into the Plan. Mr. McMurray deferred $28,250 for Fiscal 2010, $28,250 for Fiscal 2009, and $27,740 for Fiscal 2008 of his base salary into the Plan. The Plan allows participants to choose different investment alternatives. Mr. VerHage and Mr. McMurray chose to allocate their deferral to be credited with a rate of return equal to the ten-year Treasury Bond rate plus 2%. Mr. Schwab chose to allocate his deferral to be credited with a rate of return equal to the ten-year Treasury Bond rate plus 2% for the first five months of Fiscal 2008, the last seven months of Fiscal 2009, and Fiscal 2010. He chose to allocate his deferral to one or more measurement funds for the last seven months of Fiscal 2008 and the first five months of Fiscal 2009.

(2)

This column represents the aggregate grant date fair value of performance-based stock awards granted during the fiscal year under our Long-Term Compensation Plan for our NEOs and does not reflect compensation actually received by the NEO. The performance period for the award granted during Fiscal 2010 is August 1, 2010 through July 31, 2013. The performance period for the award granted during Fiscal 2009 is August 1, 2009 through July 31, 2012. And the performance period for the award granted during Fiscal 2008 is August 1, 2008 through July 31, 2011. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Refer to Footnote H of the Consolidated Financial Statements in our Annual Report on Form 10-K for our policy and assumptions made in the valuation of share-based payments.

The grant date fair value is based on the probable outcome of the performance conditions which is the target payout under each award. The grant date fair value based on the maximum payout of the Long-Term Compensation Plan awards granted during each Fiscal Year is the following:

	Long-Term Compensation Plan Award Granted during:
Name	Fiscal 2008	Fiscal 2009	Fiscal 2010
William Cook	$1,582,578	$1,745,609	$1,300,678
Thomas VerHage	$567,795	$627,165	$465,206
Lowell Schwab	$567,795	$637,618	N/A
Charles McMurray	$483,230	$533,090	$389,254
Jay Ward	N/A	N/A	$332,290

(3)

This column represents the aggregate grant date fair value of stock option awards granted during the fiscal year under the Company’s 2001 Master Stock Incentive Plan and the 1991 Master Stock Incentive Plan. These amounts were calculated in accordance with FASB ASC Topic 718. Refer to Footnote H of the Consolidated Financial Statements in our Annual Report on Form 10-K for our policy and assumptions made in the valuation of share-based payments. The annual stock option grant for our NEOs were made on December 11, 2009 for Fiscal 2010, December 9, 2008 for Fiscal 2009, and December 4, 2007 for Fiscal 2008, the dates they were approved by the Committee. The grant price for those options was the closing market price of the stock on those dates.

The Fiscal 2010 value for Mr. Cook includes $44,766 which relates to two reload options granted on November 20, 2009 and March 26, 2010. The Fiscal 2008 value for Mr. Cook includes $52,304 which relates to two reload options granted on September 6, 2007 and June 3, 2008.

The Fiscal 2010 value for Mr. VerHage includes $430,251 which relates to four reload options granted on November 20, 2009 and two reload options granted on March 10, 2010. The Fiscal 2009 value for Mr. VerHage includes $182,467 which relates to a reload option which was granted on June 4, 2009.

The Fiscal 2010 value for Mr. Ward includes $256,873 which relates to three reload options granted on March 9, 2010; April 13, 2010; and July 13, 2010.

(4)

This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis for the fiscal year. The Fiscal 2010 amount is expected to be paid by October 15, 2010, the Fiscal 2009 amount was paid on October 15, 2009, and the Fiscal 2008 amount was paid on October 15, 2008. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan. For Fiscal 2010, 2009, and 2008, the following deferrals of the annual cash incentive were made:

Name	Fiscal 2010	Fiscal 2009	Fiscal 2008
Thomas VerHage	$278,201	$0	$341,922
Charles McMurray	$23,474	$5,191	$29,651

(5)	This column includes the annual change, if positive on an aggregate basis, in the value of our NEOs pension benefits for the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan

This column also includes the amounts for the dollar value of the interest accrued that is above the market interest rates determined under SEC rules for compensation deferred under the Deferred Compensation and 401(k) Excess Plan. The interest rate for the Plan is set by the Committee at the ten-year Treasury Bond rate plus 2%. Effective for deferrals made after January 1, 2011, the interest rate will be the ten-year Treasury Bond rate.

The Fiscal 2010 change in pension value and above market interest amounts are as follows:

Name	Change in Pension Value	Above Market Interest
William Cook	($13,353)	$19,088
Thomas VerHage	$182,344	$22,197
Lowell Schwab	($74,159)	$643
Charles McMurray	($38,499)	$1,285
Jay Ward	$57,240	$0

Because the change in pension value amounts for Mr. Cook, Mr. Schwab and Mr. McMurray are negative, in accordance with SEC rules, such amounts are not included in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column.

(6)	The following components comprise the amounts in this column for Fiscal 2010:

Name	401(k) Contributions(a)	Life Insurance(b)	Financial Planning	Automobile	Restricted Stock Dividend	Other		Total
William Cook	$3,338	$2,322	$4,837	$14,755	$0	$0		$25,252
Thomas VerHage	$4,604	$2,322	$5,000	$13,375	$0	$0		$25,301
Lowell Schwab	$4,118	$3,564	$3,274	$15,091	$0	$0		$26,047
Charles McMurray	$3,520	$2,322	$4,250	$12,263	$0	$0		$22,355
Jay Ward	$3,323	$810	$990	$14,870	$1,410	$149,262	(c)	$170,665

	a.	Company match and discretionary contributions to the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401k Excess Plan

	b.	The imputed income on the Company-provided basic life insurance in excess of $50,000

	c.	Expatriate adjustments for tax equalization repayments for Mr. Ward.

(7)

Includes the value of the Supplemental Executive Retirement Plan (SERP) benefit for Mr. VerHage of $115,593 for Fiscal 2010, $78,681 for Fiscal 2009, and $45,998 for Fiscal 2008. This amount reflects the Company’s hiring terms with Mr. VerHage to be eligible for the SERP benefit with five years of service.

(8)	Mr. Schwab retired on August 2, 2010.

(9)	Mr. Ward was not an NEO in Fiscal 2008 or Fiscal 2009, therefore, his information is only provided for the current year.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS TABLE

          This table provides information regarding each grant of an award made to our NEOs during Fiscal 2010. This includes the following awards:

•	Fiscal 2010 Annual Cash Incentive which was approved by the Committee during Fiscal 2009 pursuant to the Annual Cash Incentive Plan.

•	Stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive cycle beginning August 1, 2010 which was approved by the Committee during Fiscal 2010

•	Stock Options granted pursuant to the 2001 Master Stock Incentive Plan and the 1991 Master Stock Incentive Plan during Fiscal 2010

								All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
	Equity Award Grant Date
Name and Award Type		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

William Cook
Annual Cash Incentive		0	560,000	840,000
Stock Awards	7/30/2010				1,370	13,700	27,400				650,339
Reload Stock Option	11/20/2009							11,669	(3)	44.12	12,095
Annual Stock Option	12/11/2009							76,500	(4)	42.40	1,085,543
Reload Stock Option	3/26/2010							6,703	(5)	45.93	32,671

Thomas VerHage
Annual Cash Incentive		0	199,500	299,250
Stock Awards	7/30/2010				490	4,900	9,800				232,603
Reload Stock Option	11/20/2009							535	(5)	44.12	5,306
Reload Stock Option	11/20/2009							7,157	(5)	44.12	75,364
Reload Stock Option	11/20/2009							7,447	(5)	44.12	86,566
Reload Stock Option	11/20/2009							8,585	(5)	44.12	109,576
Annual Stock Option	12/11/2009							15,500	(4)	42.40	219,947
Reload Stock Option	3/10/2010							7,187	(5)	44.48	95,059
Reload Stock Option	3/10/2010							4,335	(5)	44.48	58,380

Lowell Schwab
Annual Cash Incentive		0	202,800	304,200
Annual Stock Option	12/11/2009							25,500	(4)	42.40	361,848

Charles McMurray
Annual Cash Incentive		0	169,500	254,250
Stock Awards	7/30/2010				410	4,100	8,200				194,627
Annual Stock Option	12/11/2009							21,500	(4)	42.40	305,087

Jay Ward
Annual Cash Incentive		0	144,000	216,000
Stock Awards	7/30/2010				350	3,500	7,000				166,145
Annual Stock Option	12/11/2009							18,000	(4)(6)	42.40	172,922
Reload Stock Option	3/9/2010							8,623	(5)	44.12	114,971
Reload Stock Option	4/13/2010							5,394	(5)	46.25	84,969
Reload Stock Option	7/13/2010							4,711	(5)	44.63	56,933

(1)

The Threshold, Target, and Maximum represent the range of payments for Fiscal 2010 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs current base salary. Per the Annual Cash Incentive Plan, the actual payouts for Fiscal 2010 will be based on the NEOs base salary in effect on July 31, 2010. The amount earned and paid out is based on the attainment of pre-established performance goals and is reflected in the Summary Compensation Table.

(2)

The Threshold, Target, and Maximum represent the range of payments under the Long-Term Compensation Plan described in the Compensation Discussion and Analysis which are for the three-year cycle approved by the Committee during Fiscal 2010 and beginning August 1, 2010. The amounts in these columns reflect shares of stock and are based on the attainment of pre-established performance goals.

(3)

This is a reload option award, as described in the Compensation Discussion and Analysis under Stock Options. The reload option was approved by the Committee as part of the initial grant on December 6, 1999. This option expired on December 6, 2009 and was unexercised.

(4)

The Annual Stock Option Grants were granted to our NEOs on December 11, 2009 as described in the Compensation Discussion and Analysis. These grants were approved by the Committee on the grant date. All options are granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant, December 11, 2009, and are immediately vested on the date of grant.

(5)	This is a reload option award, as described in the Compensation Discussion and Analysis under Stock Options. The reload option was approved by the Committee as part of the initial grant.

(6)	This option award has a reload provision as approved by the Committee and described in the Compensation Discussion and Analysis under Stock Options.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units Held That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($)
William Cook	20,000	0	12.9063	12/12/2010				13,100	(3)	621,857
	6,703	0	45.9300	12/12/2010				16,700	(4)	792,749
	8,206	0	15.0550	8/6/2011				13,700	(5)	650,339
	43,000	0	18.1900	12/3/2011
	43,000	0	17.7800	12/5/2012
	38,000	0	30.3800	12/5/2013
	75,000	0	25.7500	5/19/2014
	53,500	0	30.6900	12/7/2014
	53,000	0	32.8000	12/16/2015
	54,500	0	35.1000	12/5/2016
	56,000	0	46.0000	12/4/2017
	71,300	0	34.5500	12/9/2018
	76,500	0	42.4000	12/11/2019
Thomas VerHage	20,713	0	36.1200	3/9/2014				4,700	(3)	223,109
	535	0	44.1200	3/9/2014				6,000	(4)	284,820
	7,157	0	44.1200	12/7/2014				4,900	(5)	232,603
	7,447	0	44.1200	12/16/2015
	7,187	0	44.4800	12/5/2016
	8,500	0	46.0000	12/4/2017
	8,585	0	44.1200	12/9/2018
	4,335	0	44.4800	12/9/2018
	15,500	0	42.4000	12/11/2019
Lowell Schwab	31,699	0	32.5000	12/3/2011				3,133	(3)	148,724
	31,404	0	32.5000	12/5/2012				2,033	(4)	96,507
	36,000	0	30.3800	12/5/2013
	20,500	0	30.6900	12/7/2014
	20,000	0	32.8000	12/16/2015
	18,500	0	35.1000	12/5/2016
	17,500	0	46.0000	12/4/2017
	23,600	0	34.5500	12/9/2018
	25,500	0	42.4000	12/11/2019
Charles McMurray	7,000	0	18.1900	12/3/2011				4,000	(3)	189,880
	6,000	0	17.7800	12/5/2012				5,100	(4)	242,097
	13,000	0	30.3800	12/5/2013				4,100	(5)	194,627
	7,000	0	30.6900	12/7/2014
	7,000	0	32.8000	12/16/2015
	15,500	0	35.1000	12/5/2016
	14,500	0	46.0000	12/4/2017
	20,400	0	34.5500	12/9/2018
	21,500	0	42.4000	12/11/2019
Jay Ward	5,000	0	18.1900	12/3/2011	3,000	(1)	142,410	3,400	(3)	161,398
	5,000	0	17.7800	12/5/2012				4,300	(4)	204,121
	4,800	0	30.3800	12/5/2013				3,500	(5)	166,145
	2,500	0	30.5000	1/18/2015
	2,500	0	32.9900	1/23/2016
	4,711	0	44.6300	12/5/2016
	5,500	0	46.0000	12/4/2017
	8,623	0	44.1200	12/9/2018
	5,394	0	46.2500	12/9/2018
	18,000	0	42.4000	12/11/2019

(1)	Mr. Ward’s restricted stock grant of 3,000 shares vests on December 9, 2013.

(2)	The market value is calculated using the closing stock price on the NYSE at the end of Fiscal 2010.

(3)

This amount is the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive cycle ending July 31, 2011 if the performance goals described in the Compensation Discussion and Analysis are met.

(4)

This amount is the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2012 if the performance goals described in the Compensation Discussion and Analysis are met.

(5)

This amount is the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2013 if the performance goals described in the Compensation Discussion and Analysis are met.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Cook	66,000	(1)	2,162,205	0	0
Thomas VerHage	42,805	(2)	464,733	0	0
Lowell Schwab	29,456	(3)	471,443	0	0
Charles McMurray	0		0	0	0
Jay Ward	29,400		467,335	0	0

(1)	Mr. Cook made a deferral election prior to January 1, 2008 to defer the receipt of these shares at exercise. He deferred 47,628 shares into the Deferred Stock Option Gain Plan.

(2)	Mr. VerHage made a deferral election prior to January 1, 2008 to defer the receipt of a portion of these shares at exercise. He deferred 1,813 shares into the Deferred Stock Option Gain Plan.

(3)	Mr. Schwab made a deferral election prior to January 1, 2008 to defer the receipt of these shares at exercise. He deferred 10,600 shares into the Deferred Stock Option Gain Plan.

PENSION BENEFITS

The Company provides pension benefits to our Officers through the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan

Salaried Employees’ Pension Plan
          The Salaried Employees’ Pension Plan is a defined benefit plan that provides retirement benefits to our eligible Employees through a cash balance benefit. Participants accumulate a benefit in a hypothetical account from interest credits and Company contribution credits. The Company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after three years of service. At retirement or termination, a participant who has a vested benefit can receive the benefit in the form of a lump sum or an actuarially equivalent annuity.

          An Employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the plan year plus 1%. This is the Interest Crediting Rate. The minimum annual Interest Crediting Rate is 4.83%.

          The Company contribution credit consists of a basic Company credit and an excess Company credit. The basic Company credit is equal to the basic Company credit percentage (see table below) multiplied by a participant’s compensation during the plan year. The excess Company credit is equal to the excess Company credit percentage (see table below) multiplied by a participant’s compensation during the plan year which exceeds the social security taxable wage base. The compensation used in the calculation is total cash compensation paid during the plan year which is August 1 – July 31.

          Company contribution credits are credited to the account balance at the end of each plan year. The basic and excess Company contribution credit percentages are based on the sum of a participant’s age plus years of service at the end of the plan year. As of July 31, 2010, the sum of age plus years of service for the NEOs was Mr. Cook, 86; Mr. VerHage, 63; Mr. Schwab, 91; Mr. McMurray, 86; and Mr. Ward, 58.

          The following are the Company credit percentages:

	Company Credit Percentages
Age Plus Years of Service	Basic	Excess
Less than 40	3.0%	3.0%
40 – 49	4.0%	4.0%
50 – 59	5.0%	5.0%
60 – 69	6.5%	5.0%
70 or more	8.5%	5.0%

Excess Pension Plan
          The Excess Pension Plan mirrors the Salaried Employee’s Pension Plan. This plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this plan on or after termination or retirement in up to 20 annual installments or a lump sum according to elections made by the participant in accordance with applicable IRS regulations.

Supplemental Executive Retirement Plan (SERP)
          The SERP is designed to guarantee our Officers a minimum lump sum retirement benefit from all Company funded retirement programs (including any retirement benefits from a previous employer) equal to 30% of the participant’s average compensation (average of the three highest consecutive years) multiplied by years of service (maximum of 20 years). To determine if any portion of this benefit would be payable under the SERP, all Company-provided retirement benefits from the Salaried Employees’ Pension Plan, the Excess Pension Plan, the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401(k) Excess Plan, plus any retirement benefits that are provided from a previous employer will offset the formula described above.

          This benefit is payable at age 62 with ten years of service. Compensation in this plan is defined as base salary earned during the plan year plus the annual cash incentive earned during the plan year. A reduced benefit is available at age 55 with 15 years of service. The benefit is reduced by 2% for each year the benefit precedes age 62. Mr. VerHage, per his hiring terms, became eligible for a benefit under the SERP after five years of service.

          Effective January 1, 2008, the Committee decided to freeze the SERP to new entrants.

          The following table summarizes information with respect to our Salaried Employees’ Pension Plan, Excess Pension Plan and Supplemental Executive Retirement Plan for each NEO.

FISCAL 2010 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William Cook	Salaried Employees’ Pension Plan	30	656,768	0
	Excess Pension Plan	30	1,618,067	0
	Supplemental Executive Retirement Plan(3)	30	1,898,906	0

Thomas VerHage	Salaried Employees’ Pension Plan	6	72,236	0
	Excess Pension Plan	6	272,373	0
	Supplemental Executive Retirement Plan(2) (3)	6	336,550	0

Lowell Schwab	Salaried Employees’ Pension Plan	30	687,000	0
	Excess Pension Plan	30	825,342	0
	Supplemental Executive Retirement Plan(3)	30	523,045	0

Charles McMurray	Salaried Employees’ Pension Plan	30	583,210	0
	Excess Pension Plan	30	244,421	0
	Supplemental Executive Retirement Plan(3)	30	0	0

Jay Ward	Salaried Employees’ Pension Plan	12	194,107	0
	Excess Pension Plan	12	45,787	0
	Supplemental Executive Retirement Plan	12	0	0

(1)

The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the August 1, 2010 cash balance amounts to age 65 using a 5.5% interest credit rate and discounting it using a 5.25% interest rate.

The present value of the Supplemental Executive Retirement Plan was determined by projecting the cash balance plans to age 62 using a 5.5% interest rate and projecting the defined contribution plans to age 62 using a 9.75% interest rate. This amount was then discounted using a 5.25% interest rate.

No pre-retirement mortality or termination rates were used.

The actual accrued balances as of the end of Fiscal 2010 were as follows:

Name	Salaried Employees’ Pension Plan	Excess Pension Plan
William Cook	$644,293	$1,587,332
Thomas VerHage	$70,976	$267,623
Lowell Schwab	$681,858	$819,164
Charles McMurray	$571,680	$239,589
Jay Ward	$185,735	$43,812

(2)	Mr. VerHage is eligible for the Supplemental Executive Retirement Plan benefit after five years of service, per his hiring agreement.

(3)

To be eligible for a benefit under the Supplemental Executive Retirement Plan, a participant must be at least age 55 and meet the service requirements. As of the end of Fiscal 2010, Mr. Cook, Mr. VerHage, Mr. Schwab and Mr. McMurray met that eligibility requirement for a benefit, if any, under this Plan.

NON-QUALIFIED DEFERRED COMPENSATION

The Company allows Officers to defer compensation through the following plans:

•	Deferred Compensation and 401(k) Excess Plan

•

Deferred Stock Option Gain Plan (Effective January 1, 2008, this Plan was frozen to new deferral elections. Deferrals are still made into the Plan based on deferral elections made prior to January 1, 2008.)

Through the Deferred Compensation and 401(k) Excess Plan, the participants are eligible to defer the following:

•	Up to 75% of Base Salary

•	Up to 100% of Annual Cash Incentive

•	Up to 100% of the Long-Term Compensation Plan stock award

•	Up to 25% of compensation in excess of the qualified plan compensation limits ($245,000 for 2009 and 2010)

          Any deferred cash (base salary and annual cash incentive) will receive a matching Company contribution as described under the Retirement Savings and Employee Stock Ownership Plan in the Compensation Discussion and Analysis.

          Participants have the following two investment alternatives for the deferrals of base salary and annual cash incentive:

•

Allocate the account to be credited with a rate of return equal to the ten-year Treasury Bond rate plus 2% (this rate is approved annually by the Committee) and was 6% for the first eight months of Fiscal 2010 and 5.5% for the last four months of Fiscal 2010 (effective for all new deferrals after January 1, 2011, this rate of return will be equal to the ten-year Treasury Bond rate); or

•	Allocate the account to one or more measurement funds. Several mutual fund investments are available. These amounts are funded through a non-qualified “rabbi” trust.

          All stock deferrals (Long-Term Compensation Plan awards, Restricted Stock Grants, and Stock Option Gains) remain in stock, are funded through a non-qualified “rabbi” trust, and are paid out in stock. These deferrals earn any quarterly dividends that are paid on the Company’s Common Stock.

          The Company also sponsors the ESOP Restoration Plan, which is a non-qualified supplemental deferred compensation plan that was established on August 1, 1990 and is funded through a non-qualified “rabbi” trust. This plan provided benefits that were not payable under the Company’s Employee Stock Ownership Plan due to IRS limits on compensation. The Employee Stock Ownership Plan was a leveraged ESOP and contributions were made to the plan from August 1987 through July 1997. Currently, the only new contributions made to the ESOP Restoration Plan are for any quarterly dividend equivalents. These quarterly dividend equivalents are based on dividends paid on the Company’s Common Stock.

          Payments are made under these plans in the form of a lump sum or annual installments of up to 20 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.

          The following table summarizes information with respect to the participation of our NEOs in our Deferred Compensation and 401(k) Excess Plan and our Deferred Stock Option Gain Plan.

FISCAL 2010 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3)($)
William Cook	2,297,018	0	425,039	0	17,731,464
Thomas VerHage	116,786	0	195,711	0	4,418,512
Lowell Schwab	549,133	0	119,490	0	2,719,650
Charles McMurray	40,016	0	36,824	0	1,059,889
Jay Ward	629	0	4,557	0	38,162

(1)	Includes amounts listed deferred into the non-qualified deferred compensation plans as follows:

•	Deferred Base Salary of $34,840 for Mr. Schwab and $28,250 for Mr. McMurray as reported in the Summary Compensation Table.

•	Deferred Annual Cash Incentive of $5,191 for Mr. McMurray as reported in the Summary Compensation Table.

•

Deferred Stock Option Gain Plan deferral of gain on the exercise of stock options of $2,260,910 for Mr. Cook, $86,069 for Mr. VerHage and $503,192 for Mr. Schwab. Shares of the Company’s Common Stock are deferred into this plan. For this table, these shares are valued at the closing stock price at the end of Fiscal 2010.

•	401(k) Excess contributions of $36,108 for Mr. Cook, $30,717 for Mr. VerHage, $11,101 for Mr. Schwab, $6,575 for Mr. McMurray, and $629 for Mr. Ward.

(2)

This includes amounts listed in the Summary Compensation Table in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Above Market Interest (see Footnote 5 of the Summary Compensation Table).

(3)	This includes balances for our NEOs from the non-qualified deferred compensation plans as follows:

Name	Deferred Compensation and 401(k) Excess Plan Balance at FYE	Deferred Stock Option Gain Plan Balance at FYE	ESOP Restoration Plan Balance at FYE
William Cook	$9,037,142	$8,431,962	$262,360
Thomas VerHage	$4,332,208	$86,304	$0
Lowell Schwab	$1,287,973	$1,116,258	$315,419
Charles McMurray	$1,059,889	$0	$0
Jay Ward	$38,162	$0	$0

This also includes the following amounts that were reported as cash compensation to our NEOs in the Summary Compensation Table for previous years: Mr. VerHage, $86,322 for Fiscal 2009, and $552,756 for Fiscal 2008; Mr. Schwab, $34,840 for Fiscal 2010, $28,080 for Fiscal 2009, and $22,898 for Fiscal 2008; and Mr. McMurray, $28,250 for Fiscal 2010, $33,441 for Fiscal 2009, and $57,391 for Fiscal 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
          The following discussion and tables reflect the amount of compensation that would be paid to the NEOs in the event of termination of employment of the Officer under several different termination scenarios. Since Mr. Schwab retired on August 2, 2010, compensation to be paid to him in the event of termination of employment is only discussed in the context of retirement.

Potential Payments upon Termination Absent a Change in Control
          Retirement. Our Officers are eligible for retirement at age 55 with five years of vesting service. As of the end of Fiscal 2010, Mr. Cook, Mr. VerHage, Mr. Schwab and Mr. McMurray were eligible for retirement. As previously stated, Mr. Schwab retired on August 2, 2010.

          Upon retirement, all outstanding stock options will continue to remain outstanding and become exercisable for the remainder of their respective ten-year term (in accordance with the terms of the stock option plan document). Time-based restricted stock grants that have not vested would be prorated at retirement. As of the end of Fiscal 2010, none of our NEOs eligible for retirement had a restricted stock grant.

          In the event of retirement during the fiscal year, the Officer would receive at the end of the applicable performance period a prorated annual cash incentive for the period of the year when actively employed. If our NEOs eligible for retirement had retired at fiscal year-end, each would have received his full annual cash incentive (as shown in the Summary Compensation Table).

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a participant who retires receives a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. If our NEOs eligible for retirement had retired at fiscal year-end, each would have received 1/3 of the award for the cycle which ends July 31, 2012 and 2/3 of the award for the cycle which ends July 31, 2011 (see amounts listed in the Outstanding Equity Awards at Fiscal Year-End table).

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment elections made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a retirement at the end of Fiscal 2010. If our NEOs eligible for retirement had retired at fiscal year-end, the following SERP benefits would have been payable (per their payment election).

Name	SERP Benefit	Form of Payment
William Cook	$3,905,989	10 year annual installments
Thomas VerHage	$507,100	15 year annual installments
Lowell Schwab	$556,160	5 year annual installments
Charles McMurray	$655,503	Lump Sum

          Involuntary Termination. In the event of an involuntary termination not for cause, the Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a NEO. We have no formal employment agreements with our Officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S salaried Employees, the Company generally pays severance equal to one week of base salary for each year of service up to a maximum of 26 weeks (a minimum of 8 weeks for director level). We generally pay for continued coverage for elected medical and dental benefits for a period of two months. If the Committee were to follow our Severance Plan, the following payments would have been made to our NEOs if they had been involuntarily terminated at the end of Fiscal 2010:

Name	Severance	Benefit Continuation
William Cook	$350,000	$2,292
Thomas VerHage	$51,154	$2,292
Charles McMurray	$141,250	$1,462
Jay Ward	$55,385	$2,292

          Upon involuntary termination, outstanding vested stock options must be exercised within one month of such termination. Restricted stock grants that have not vested would be forfeited.

          The annual incentive would not be paid if the Officer was not employed on the last day of the fiscal year. If the involuntary termination occurred at fiscal year-end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive would be payable to them. For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant will not receive any payment for those cycles.

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of Fiscal 2010. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Cook, Mr. VerHage, or Mr. McMurray been terminated at the end of the fiscal year, the following SERP benefit would have been payable:

Name	SERP Benefit	Form of Payment
William Cook	$3,905,989	10 year annual installments
Thomas VerHage	$507,100	15 year annual installments
Charles McMurray	$655,503	Lump Sum

          Since Mr. Ward was not age 55 as of the end of Fiscal 2010, there would not have been any SERP benefit payable to him if he had been involuntarily terminated at the end of the fiscal year.

          Death. In the event of the death of an Officer, all outstanding vested stock options would continue to remain outstanding and would be exercisable by the named beneficiary for a period of 36 months following the death. Time-based restricted stock grants that have not vested would be prorated at death, per the terms of the applicable restricted stock award agreement. As of the end of Fiscal 2010, Mr. Ward is the only NEO with a restricted stock award. Mr. Ward’s named beneficiary would have received 1,646 shares of his restricted stock grant had he died at fiscal year-end.

          In the event of death during the fiscal year, the Officer’s beneficiary would receive at the end of the applicable performance period a prorated annual cash incentive for the period of the year when actively employed. If a death occurred at fiscal year-end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive for each NEO would be paid to his/her beneficiary.

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant’s beneficiary would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a death of our NEOs occurred at fiscal year-end, their beneficiary would have received 1/3 of the long-term compensation cycle which ends on July 31, 2012 and 2/3 of the long-term compensation cycle which ends on July 31, 2011 (see the Outstanding Equity Awards at Fiscal Year-End table).

          Upon the death of a NEO, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum in the event of the death of a NEO at the end of Fiscal 2010.

          Under the SERP, if a participant dies after 15 years of service (five years of service for Mr. VerHage pursuant to his hiring agreement) and prior to age 62, his or her named beneficiary will receive a lump sum benefit from the Plan. If the NEOs had died at the end of Fiscal 2010, their beneficiaries would have received the following lump sum from the plan:

Name	SERP Benefit
William Cook	$3,905,989
Thomas VerHage	$507,100
Charles McMurray	$655,503

          Since Mr. Ward did not have 15 years of service as of the end of Fiscal 2010, there would not have been any SERP benefit payable to his beneficiaries had he died at the end of the fiscal year.

          Disability. In the event of the disability of an Officer, all outstanding stock options would remain outstanding and exercisable for a period of 36 months following the disability. Time-based restricted stock grants that have not vested would be prorated at disability, per the terms of the applicable restricted stock award agreement. Mr. Ward, the only NEO with a time-based restricted stock award, would have received 1,646 shares of his restricted stock grant had he become disabled at fiscal year-end.

          Upon the occurrence of a disability, each Officer who participates in our long-term disability program will receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death (the portion of compensation up to $200,000 is fully insured and payable by our insurance company and the portion of compensation in excess of $200,000 is self insured and payable by the Company). Had our NEOs become disabled at fiscal year-end, they would have received annual disability benefits as follows:

	Annual Disability Benefit
Name	Fully Insured Portion	Self Insured Portion
William Cook	$120,000	$336,497
Thomas VerHage	$120,000	$93,049
Charles McMurray	$120,000	$80,645
Jay Ward	$120,000	$29,012

          In the event of the disability during the fiscal year, the Officer would receive a prorated annual cash incentive for the period of the year when actively employed per the terms of the plan. If a disability had occurred at fiscal year-end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive would be paid to them.

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a disabled participant would receive at the end of the applicable performance period a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a disability of our NEOs occurred at fiscal year-end, they would have received 1/3 of the long-term compensation cycle which ends on July 31, 2012 and 2/3 of the long-term compensation cycle which ends on July 31, 2011 (see the Outstanding Equity Awards at Fiscal Year-End table).

          In the event of a qualifying disability, payments under our non-qualified deferred compensation plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable as a lump sum in the event of the disability of a NEO at the end of Fiscal 2010.

          Under the SERP, if a participant becomes disabled after 15 years of service (five years of service for Mr. VerHage pursuant to his hiring agreement) and prior to age 62, he or she will receive a lump sum benefit from the Plan. If the NEOs had become disabled at the end of Fiscal 2010, they would have received the following lump sum from the plan:

Name	SERP Benefit
William Cook	$3,905,989
Thomas VerHage	$507,100
Charles McMurray	$655,503

          Since Mr. Ward did not have 15 years of service as of the end of Fiscal 2010, there would not have been any SERP benefit payable to him if he had become disabled at the end of the fiscal year.

          Voluntary Termination and Termination for Cause. A NEO is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment or upon his termination by the Company for cause prior to being eligible for retirement.

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of Fiscal 2010. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Cook, Mr. VerHage, or Mr. McMurray terminated at the end of the fiscal year, the following SERP benefit would have been payable according to their payment election:

Name	SERP Benefit	Form of Payment
William Cook	$3,905,989	10 year annual installments
Thomas VerHage	$507,100	15 year annual installments
Charles McMurray	$655,503	Lump Sum

          Since Mr. Ward was not age 55 as of the end of Fiscal 2010, there would not have been any SERP benefit payable to him if he had voluntarily terminated his employment or had been terminated for cause at the end of the fiscal year.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION FOLLOWING OR IN CONNECTION WITH A CHANGE IN CONTROL
          Upon the occurrence of a “change in control,” as generally defined below, whether or not there is a qualifying termination of employment:

•	All outstanding unvested stock options will immediately vest and become exercisable. As of the end of Fiscal 2010, no NEOs had outstanding unvested stock options.

•

All shares of time-based restricted stock will immediately vest and become unrestricted. As of the end of Fiscal 2010, Mr. Ward is the only NEO with unvested time-based restricted stock. See the Outstanding Equity Awards at Fiscal Year-End table.

•

Any Long-Term Compensation Plan awards will immediately vest and be paid out in a lump sum equal to the target incentive multiplied by the applicable EPS multiplier, if applicable. See the Outstanding Equity Awards at Fiscal Year-End table.

•	Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest. As of the end of Fiscal 2010, all NEOs were 100% vested in the Salaried Employees’ Pension Plan.

          We have also entered into Change in Control Agreements (“CIC Agreements”) with each of the NEOs. Generally, a change in control includes the occurrence of any of the following events or circumstances:

(a)	The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored Employee benefit plan.

(b)	Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction Shareholders retain at least 60% ownership of the surviving entity.

(c)

A change in the Board of Directors composition in which the incumbent Directors, meaning those Directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a Director is deemed to have been elected in a contested fashion.

(d)

Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction Shareholders retain at least 60% ownership of the surviving entity.

          The CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control (see the Compensation Discussion and Analysis under the Change in Control Agreements for more information on a qualifying termination), in addition to the accelerated vesting of stock options and restricted stock and the Long-Term Compensation Plan stock awards described above, each Officer will receive severance payments equal to:

•

A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:

	º	CEO – three times base salary plus target annual incentive

	º	Senior Vice Presidents – two times base salary plus target annual incentive

	º	Vice Presidents – one times base salary plus target annual incentive

•	A lump sum of additional pension benefits equal to:

	º	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

	º	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

•	36 months of continued medical, dental, vision, life, disability, and accident benefits

•	Outplacement services suitable to the Officer’s position for a period of three years or until the first acceptance of an employment offer if earlier than three years

•

Whether or not the CEO becomes entitled to severance payments under the CIC Agreement, a payment to reimburse the CEO for any excise taxes on change in control payments that are considered excess parachute payments under Section 280G of the Internal Revenue Code plus income and employment taxes on the tax gross-up. This provision only applies to the CEO.

•

For Officers, other than the CEO, the CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

          This table reflects the additional amounts per our CIC Agreements in effect for Fiscal 2010 that would have been payable to the NEOs if a change in control had occurred and the Officer had a qualifying termination of employment effective July 31, 2010. The table also shows the accelerated vesting of stock options, time-based restricted stock, Long-Term Compensation Plan stock awards, and retirement plan benefits that would be paid to our NEOs if a change in control had occurred and the Officer had a qualifying termination of employment effective July 31, 2010:

Named Executive Officer	Cash Severance(1)	Equity(2)	Retirement Program Payments(3)	Benefit Continuation(4)	Outplacement(5)	Excise Tax Gross-Up	Total
William Cook	$3,780,000	$677,908	$605,621	$32,185	$75,000	$0	$5,170,714
Thomas VerHage	$532,000	$243,351	$618,110	$32,185	$75,000	$0	$1,500,646
Charles McMurray	$904,000	$207,007	$312,453	$21,241	$75,000	$0	$1,519,701
Jay Ward	$768,000	$317,813	$69,662	$32,185	$75,000	$0	$1,262,660

(1)	Under the CIC Agreement, this amount is a lump sum equal to:

	•	Three times base salary plus the annual incentive at target for Mr. Cook

	•	Two times base salary plus the annual incentive at target for Mr. McMurray and Mr. Ward

	•	One times base salary plus the annual incentive at target for Mr. VerHage

(2)

This amount represents the accelerated vesting of the two Long-Term Compensation Plan stock award cycles that are in process as of July 31, 2010 and assumes payment at target achievement. This amount also represents the accelerated vesting of the unvested time-based restricted stock grant at the closing stock price at the end of the fiscal year for Mr. Ward.

(3)	This amount represents the lump sum value of additional pension benefits equal to:

•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

•	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

(4)	This amount represents the value of benefit continuation for three years based on our current premium levels.

(5)	This amount is based on the assumption that the NEO would utilize $25,000 per year in outplacement services for the full three years.

          Under the CIC Agreement, for Officers, other than the CEO, a provision has been added to the CIC Agreement that could reduce the payments in situations where the Officer would otherwise be subject to the excise tax liability under Section 208G of the Internal Revenue Code. The amounts in the table above do not reflect any reductions that might be made.

          With a change in control followed by a termination within 24 months, any payments under the Non-Qualified Deferred Compensation Plans described in the Compensation Discussion and Analysis and the narrative before the Non-Qualified Deferred Compensation Table would become immediately payable to the participant in the form of a lump sum.

          With a change in control followed by a termination within 24 months, any payments under the Excess Pension Plan and SERP described in the Compensation Discussion and Analysis and the narrative before the Pension Benefits Table would also become immediately payable to the participant in the form of a lump sum. Under the Salaried Employees’ Pension Plan and the Excess Pension Plan, upon a change in control any accrued benefits become immediately vested. As of the end of Fiscal 2010, all NEOs were 100% vested under these plans.

ITEM 3: ADOPTION OF THE DONALDSON COMPANY, INC.
2010 MASTER STOCK INCENTIVE PLAN

          On September 24, 2010, our Board adopted, subject to Stockholder approval, the Donaldson Company, Inc. 2010 Master Stock Incentive Plan (the “2010 Stock Incentive Plan”). The purpose of the 2010 Stock Incentive Plan is to promote the interests of Donaldson and our Stockholders by aiding Donaldson in attracting and retaining Employees, Officers, consultants, independent contractors and Non-Employee Directors who we expect will contribute to our success, to offer these individuals incentives to put forth maximum efforts for the success of Donaldson and to afford these individuals an opportunity to acquire an ownership interest in Donaldson. The 2010 Stock Incentive Plan is intended to replace our existing Donaldson Company, Inc. 2001 Master Stock Incentive Plan (the “2001 Stock Incentive Plan”), which is scheduled to expire by its terms on December 31, 2011.

          The 2010 Stock Incentive Plan authorizes the grant of stock options, restricted stock, restricted stock units and other forms of stock-based compensation. The Board believes that stock options and restricted stock have been, and that in the future such stock-based compensation will be, a very important factor both in attracting and retaining experienced and talented Employees and Non-Employee Directors and in motivating them to contribute significantly to the growth and profitability of our business. The Board believes that stock-based compensation aligns the interests of our managers and Non-Employee Directors with the interests of our Stockholders. We believe the availability of stock-based compensation not only increases Employees’ focus on the creation of Stockholder value, but also enhances Employee retention and generally provides increased motivation for our Employees to contribute to our future success.

          Donaldson currently awards stock options and restricted stock awards under the 2001 Stock Incentive Plan. If the 2010 Stock Incentive Plan is approved by our Stockholders, no more awards will be granted under the 2001 Stock Incentive Plan. The number of shares of our common stock authorized for issuance under the 2010 Stock Incentive Plan will be (i) 4,600,000 plus (ii) the number of shares subject to awards outstanding under the 2001 Stock Incentive Plan that, after the effective date of the 2010 Stock Incentive Plan, are not purchased or are forfeited or reacquired by Donaldson or otherwise not delivered to the participant due to termination or cancellation of the award.

          The following is a summary of the material terms of the 2010 Stock Incentive Plan and is qualified in its entirety by reference to the 2010 Stock Incentive Plan. A copy of the 2010 Stock Incentive Plan is attached as Appendix A to this proxy statement.

Administration
          The Human Resources Committee will administer the 2010 Stock Incentive Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2010 Stock Incentive Plan. In addition, the Human Resources Committee can specify whether, and under what circumstances, awards to be received under the 2010 Stock Incentive Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Human Resources Committee. Subject to the provisions of the 2010 Stock Incentive Plan, the Human Resources Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Human Resources Committee has authority to interpret the 2010 Stock Incentive Plan and establish rules and regulations for the administration of the 2010 Stock Incentive Plan.

          The Human Resources Committee may delegate to Officers and Directors its powers to grant awards under the 2010 Stock Incentive Plan, except that the Human Resources Committee may not delegate its authority (i) to grant awards to Executive Officers or Directors who are subject to Section 16 of the Securities Exchange Act of 1934, (ii) in a manner that would violate Section 162(m) of the Internal Revenue Code or (iii) in a manner that would contravene the Delaware General Corporation Law. The Board of Directors may also exercise the powers and duties of the Human Resources Committee at any time, so long as its actions would not violate Section 162(m) of the Internal Revenue Code.

Eligible Participants
          Any Employee, Officer, consultant, independent contractor, advisor or Non-Employee Director providing services to us or any of our affiliates, who is selected by the Human Resources Committee, is eligible to receive an award under the 2010 Stock Incentive Plan. As of August 31, 2010, approximately 12,300 Employees, Officers, consultants, independent contractors, advisors and Non-Employee Directors, as a class, would have been eligible to participate in the 2010 Stock Incentive Plan.

Shares Available For Awards
          The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2010 Stock Incentive Plan will be (i) 4,600,000 plus (ii) the number of shares subject to awards outstanding under the 2001 Stock Incentive Plan that, after the effective date of the 2010 Stock Incentive Plan, are not purchased or are forfeited or reacquired by Donaldson, or otherwise not delivered to the participant due to termination or cancellation of such award. Certain awards under the 2010 Stock Incentive Plan are subject to limitations as follows:

•	No person may be granted under the 2010 Stock Incentive Plan in any calendar year awards denominated in shares for more than 500,000 shares in the aggregate.

•

The maximum number of shares that may be awarded under the 2010 Stock Incentive Plan pursuant to grants of awards other than options and stock appreciation rights is 1,000,000 plus the number of shares subject to awards other than options and stock appreciation rights outstanding under the 2001 Stock Incentive Plan that, after the effective date of the 2010 Stock Incentive Plan, are forfeited or reacquired by Donaldson, or otherwise not delivered to the participant due to termination or cancellation of such award.

          The Human Resources Committee will adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2010 Stock Incentive Plan.

Types of Awards and Terms and Conditions
          The 2010 Stock Incentive Plan permits grants of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	performance awards of cash, stock or property;

•	dividend equivalents;

•	stock awards; and

•	other stock-based awards.

          Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2010 Stock Incentive Plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Human Resources Committee or as required by applicable law. Awards may provide that upon the grant, exercise or payout thereof, the holder will receive cash, shares of our common stock, promissory notes, other securities, other awards or other property, or any combination of these in a single payment, installments, or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the date of grant of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by Donaldson. Determinations of fair market value under the 2010 Stock Incentive Plan will be made in accordance with methods and procedures established by the Human Resources Committee. The term of awards may not be longer than ten years from the date of grant. Awards will be adjusted by the Human Resources Committee in the case of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2010 Stock Incentive Plan.

          Stock Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Human Resources Committee. The option exercise price may be payable, at the discretion of the Human Resources Committee, in cash, shares of our common stock, other securities, other awards, or other property having a fair market value on the exercise date equal to the exercise price. The 2010 Stock Incentive Plan provides that the term of any option will be fixed by the Human Resources Committee but will not be longer than ten years from the grant date of the option.

          Stock Appreciation Rights. The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Human Resources Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Human Resources Committee. The 2010 Stock Incentive Plan provides that the term of any SAR will be fixed by the Human Resources Committee but will not be longer than ten years from the grant date of the SAR.

          Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Human Resources Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Human Resources Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Human Resources Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Human Resources Committee. If the participant’s employment or service as a Director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Human Resources Committee determines that it would be in our best interest to waive the remaining restrictions.

          Performance Awards. The Human Resources Committee may grant performance awards under the 2010 Stock Incentive Plan. A performance award may be denominated and payable in cash, shares of our common stock, other securities, other awards, or other property and will be conditioned, in whole or in part, upon the achievement of one or more objective performance goals established by the Human Resources Committee in accordance with the 2010 Stock Incentive Plan. The Human Resources Committee will determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant. Certain performance awards granted under the 2010 Stock Incentive Plan that are conditioned solely upon the achievement of one or more objective performance goals are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Qualified Performance Awards”).

          Performance goals must be based solely on one or more of the following business criteria, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit, or line of business basis: earnings per share; return on investment; revenues, including net sales growth; earnings, including net operating profit after taxes; return on equity; profit margins; cost reductions; inventory levels; delivery performance; safety performance; quality performance; core operating earnings; total Stockholder return; cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; economic value added; Stockholder value added; market share; price to earnings ratio; expense ratios; workforce goals; total expenditures, or completion of key projects. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies. The Human Resources Committee may provide that, in determining whether the performance goal has been achieved, the effect of certain events may be excluded. These events include, but are not limited to, any of the following: restructurings, acquisitions, divestitures, discontinued operations, extraordinary items, and other unusual or non-recurring charges; an event either not directly related to the operations of Donaldson or not within the reasonable control of Donaldson’s management; or the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect).

          Under the 2010 Stock Incentive Plan, the maximum amount that may be paid with respect to Qualified Performance Awards denominated in cash to any participant in the aggregate in any taxable year is $5,000,000 in value, whether payable in cash, stock or other property. In addition, Qualified Performance Awards must comply with the requirements of Section 162(m) of the Internal Revenue Code.

          Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our common stock, other securities, other awards or other property) equivalent to the amount of cash dividends paid by Donaldson to its Stockholders, with respect to the number of shares determined by the Human Resources Committee. Dividend equivalents will be subject to other terms and conditions determined by the Human Resources Committee, but the Human Resources Committee may not grant dividend equivalents in connection with grants of options or SARs. In addition, the 2010 Stock Incentive Plan provides that no dividend equivalent payments will be made on any performance award under the 2010 Stock Incentive Plan prior to the date on which all conditions or restrictions relating to such award have been satisfied, waived or lapsed.

          Stock Awards. The Human Resources Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Human Resources Committee and the limitations in the 2010 Stock Incentive Plan.

          Other Stock-Based Awards. The Human Resources Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Donaldson’s common stock, subject to terms and conditions determined by the Human Resources Committee and the limitations in the 2010 Stock Incentive Plan.

Accounting for Awards
          If an award entitles the holder to receive or purchase shares of our common stock, the shares covered by such award or to which the award relates will be counted on the date of grant against the aggregate number of shares available for awards under the 2010 Stock Incentive Plan. For SARs settled in shares upon exercise, the aggregate number of shares with respect to which the SAR is exercised, rather than the number of shares actually issued upon exercise, will be counted against the number of shares available for awards under the 2010 Stock Incentive Plan. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash will not be counted against the aggregate number of shares available for awards under the 2010 Stock Incentive Plan.

          The 2010 Stock Incentive Plan provides that shares covered by an award made under the 2010 Stock Incentive Plan (or to which such an award relates) that are not purchased, that are forfeited or are reacquired by Donaldson (including shares of restricted stock, whether or not dividends have been paid on such shares), or that are subject to an award that otherwise terminates or is cancelled without delivery of such shares shall be available for award again under the 2010 Stock Incentive Plan to the extent of any such forfeiture, reacquisition, termination, or cancellation. In addition, the 2010 Stock Incentive Plan provides that shares subject to awards granted under the 2001 Stock Incentive Plan shall be available for award under the 2010 Stock Incentive Plan if such shares are not purchased or are forfeited or reacquired by Donaldson, or otherwise are not delivered to the awardees due to termination or cancellation of such award after the effective date of the 2010 Stock Incentive Plan. The following shares of common stock will not again become available for issuance under the 2010 Stock Incentive Plan: (i) any shares of common stock which would have been issued upon any exercise of an option but for the fact that the exercise price was paid by a net exercise or any shares of common stock tendered in payment of the exercise price of an option; (ii) any shares of common stock withheld by Donaldson or shares of common stock tendered to satisfy any tax withholding obligation with respect to an award; (iii) shares of common stock covered by an SAR issued under the 2010 Stock Incentive Plan that are not issued in connection with settlement in shares upon exercise and (iv) shares that are repurchased by Donaldson using option exercise proceeds.

Duration, Termination and Amendment
          No awards may be granted under the 2010 Stock Incentive Plan after the earlier of September 24, 2020 or the date the 2010 Stock Incentive Plan is discontinued or terminated by the Board of Directors. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2010 Stock Incentive Plan prior to expiration may extend beyond the expiration of the 2010 Stock Incentive Plan through the award’s normal expiration date. The Board of Directors may amend, alter, suspend, discontinue, or terminate the 2010 Stock Incentive Plan at any time, although Stockholder approval must be obtained for any amendment to the 2010 Stock Incentive Plan that would: (1) require Stockholder approval under the rules and regulations of the SEC or the NYSE or any other securities exchange that are applicable to us; (2) increase the number of shares of our common stock available under the 2010 Stock Incentive Plan, (3) increase the award limits under the 2010 Stock Incentive Plan, (4) permit repricing of options or SARs, (5) permit awards of options or SARs at a price less than fair market value contrary to the provisions of the plan or (6) cause Donaldson to be unable to grant incentive stock options under the plan or cause Section 162(m) of the Internal Revenue Code to become unavailable with respect to the 2010 Stock Incentive Plan.

Prohibition on Repricing Awards and Award Adjustments
          No option or SAR may be amended to reduce its initial exercise price, and no option or SAR may be cancelled and replaced with awards having a lower exercise price. However, the Human Resources Committee may adjust the exercise price of, and the number of shares subject to, any outstanding option or SAR in connection with a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2010 Stock Incentive Plan.

Transferability of Awards
          Except in certain limited situations permitted under the 2010 Stock Incentive Plan, awards (other than stock awards) under the 2010 Stock Incentive Plan may only be transferred by will or by the laws of descent and distribution. Under no circumstances may outstanding awards (other than stock awards) be transferred for value.

U.S. Federal Income Tax Consequences
          Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

          Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by Donaldson.

          Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to Donaldson in connection with the disposition of shares acquired under an option or SAR, except that Donaldson may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.

          Awards Other than Options and SARs. If an award is payable in shares of our common stock that are subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. Donaldson will generally be entitled at that time to an income tax deduction for the same amount. As to other awards granted under the 2010 Stock Incentive Plan that are payable either in cash or shares of our common stock not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date such shares are received) over (ii) the amount (if any) paid for the shares by the holder of the award. Donaldson generally will be entitled at that time to an income tax deduction for the same amount.

          Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including Donaldson’s obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs, and certain other performance awards paid under the 2010 Stock Incentive Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2010 Stock Incentive Plan.

           Special Rules for Executive Officers and Directors Subject to Section 16 of the Securities Exchange Act of 1934. Special rules may apply to individuals subject to Section 16 of the Securities Exchange Act of 1934. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of Donaldson’s income tax deduction will be determined as of the end of that period.

          Delivery of Shares for Tax Obligation. Under the 2010 Stock Incentive Plan, the Human Resources Committee may permit participants receiving or exercising awards, subject to the discretion of the Human Resources Committee and upon such terms and conditions as it may impose, to deliver shares of Donaldson’s common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to Donaldson to satisfy federal, state or local tax obligations.

          Section 409A of the Internal Revenue Code. The 2010 Stock Incentive Plan contains provisions intended to prevent adverse tax consequences under Section 409A of the Internal Revenue Code to holders of awards granted under the 2010 Stock Incentive Plan.

New Plan Benefits
          No benefits or amounts have been granted, awarded or received under the 2010 Stock Incentive Plan that were subject to Stockholder approval. In addition, the Human Resources Committee, in its sole discretion, will determine the number and types of awards that will be granted under the 2010 Stock Incentive Plan. Accordingly, it is not possible to determine the benefits that will be received by eligible participants if the 2010 Stock Incentive Plan is approved by Donaldson’s Stockholders. The closing price of a share of our common stock as reported on the NYSE on September 22, 2010 was $45.70.

Equity Compensation Plan Information
          The following table sets forth information as of July 31, 2010 regarding the Company’s equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
1980 Master Stock Compensation Plan:
Stock Options	—	—	—
Deferred Stock Gain Plan	48,467	$13.5635	—
1991 Master Stock Compensation Plan:
Stock Options	700,086	$18.2171	—
Deferred Stock Option Gain Plan	363,473	$33.5041	—
Deferred LTC/Restricted Stock	145,220	$22.1041	—
2001 Master Stock Incentive Plan:
Stock Options	3,494,982	$32.2188	See Note 1
Deferred Stock Option Gain Plan	1,818	$44.4784
Deferred LTC/Restricted Stock	154,273	$30.7998	See Note 1
Long Term Compensation	28,698	$38.0100	See Note 1
Subtotal for plans approved by security holders:	4,937,017	$29.8411
Equity compensation plans not approved by security holders
Nonqualified Stock Option Program for Non-Employee Directors	576,744	$31.2181	See Note 2
ESOP Restoration	28,332	$12.6190	See Note 3
Subtotal for plans not approved by security holders:	605,076	$30.3472
Total:	5,542,093	$29.8964

          Note 1: Shares authorized for issuance during the 10-year term are limited in each plan year to 1.5% of the Company’s “outstanding shares” (as defined in the 2001 Master Stock Incentive Plan).

          Note 2: The stock option program for Non-Employee Directors (filed as exhibit 10-H to the Company’s Form 10-Q for the quarter ended October 31, 2008) provides for each Non-Employee Director to receive annual option grants of 7,200 shares. The 2001 Master Stock Incentive Plan, which was approved by the Company’s Stockholders on November 16, 2001, also provides for the issuance of stock options to Non-Employee Directors.

          Note 3: The Company has a non-qualified ESOP Restoration Plan established on August 1, 1990 (filed as exhibit 10-D to the Company’s Form 10-K for the year ended July 31, 2009), to supplement the benefits for executive Employees under the Company’s Employee Stock Ownership Plan that would otherwise be reduced because of the compensation limitations under the Internal Revenue Code. The ESOP’s 10-year term was completed on July 31, 1997, and the only ongoing benefits under the ESOP Restoration Plan are the accrual of dividend equivalent rights to the participants in the Plan.

          The following table sets forth information as of September 24, 2010 (fiscal month end) regarding the Company’s equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
1980 Master Stock Compensation Plan:
Stock Options	—	—	—
Deferred Stock Gain Plan	48,605	$13.6497	—
1991 Master Stock Compensation Plan:
Stock Options	633,418	$19.2001	—
Deferred Stock Option Gain Plan	378,695	$34.0034	—
Deferred LTC/Restricted Stock	145,148	$22.1447	—
2001 Master Stock Incentive Plan:
Stock Options	3,470,932	$32.2569	See Note 1
Deferred Stock Option Gain Plan	1,823	$44.4769
Deferred LTC/Restricted Stock	153,069	$30.8674	See Note 1
Long Term Compensation	35,823	$38.8556	See Note 1
Subtotal for plans approved by security holders:	4,867,513	$30.2158
Equity compensation plans not approved by security holders
Nonqualified Stock Option Program for Non-Employee Directors	552,214	$31.8764	See Note 2
ESOP Restoration	28,146	$12.7079	See Note 3
Subtotal for plans not approved by security holders:	580,360	$30.9467
Total:	5,447,873	$30,2936	See Note 4

          Note 1: Shares authorized for issuance during the 10-year term are limited in each plan year to 1.5% of the Company’s “outstanding shares” (as defined in the 2001 Master Stock Incentive Plan).

          Note 2: The stock option program for Non-Employee Directors (filed as exhibit 10-N to the Company’s 1998 Form 10-K report) provides for each Non-Employee Director to receive annual option grants of 7,200 shares. The 2001 Master Stock Incentive Plan, which was approved by the Company’s Stockholders on November 16, 2001, also provides for the issuance of stock options to Non-Employee Directors.

          Note 3: The Company has a non-qualified ESOP Restoration Plan established on August 1, 1990 (filed as exhibit 10-E to the Company’s Form 10-Q for the quarter ended January 31, 1998), to supplement the benefits for executive Employees under the Company’s Employee Stock Ownership Plan that would otherwise be reduced because of the compensation limitations under the Internal Revenue Code. The ESOP’s 10-year term was completed on July 31, 1997, and the only ongoing benefits under the ESOP Restoration Plan are the accrual of dividend equivalent rights to the participants in the Plan.

          Note 4: No further shares are available for grant under the 1980 Master Stock Compensation Plan and the 1991 Master Stock Compensation Plan.  As of Stockholder approval of the 2010 Stock Incentive Plan, no shares will be available for future issuance under any of the prior plans listed above under Equity Compensation Plan Information, except that shares will continue to be issued to fulfill the Company’s obligation under the non-qualified ESOP Restoration Plan as described above in Note 3.

          The following table sets forth information for the three most recently completed fiscal years regarding stock option grants and the grant of awards other than options and stock appreciation rights.

Options Granted	2010	2009	2008
Employees	579,174	301,788	395,205
Board of Directors	64,800	64,800	69,294
Total	643,974	366,588	464,499

Time-based Stock Awards Granted	7,500	3,000	3,250
Performance-based Awards Granted	39,900	55,000	43,100
Performance-based Awards Earned	—	—	116,535

          The following table sets forth the total options outstanding (aggregate from all plans) as of September 24, 2010.

	Options Outstanding	Weighted Average Exercise Price
Outstanding at July 31, 2010	4,771,812	30.0436
Granted	11,674	46.3914
Exercised	(124,922)	16.7829
Canceled	(2,000)	40.8850
Outstanding at September 24, 2010	4,656,564	30.4357

          The weighted average remaining term for the total options outstanding (aggregate from all plans) as of September 24, 2010 is 4.68 years.

          The total number of full-value shares outstanding (aggregate from all plans) that have not vested, been earned, or have been deferred, as of September 24, 2010 is 562,203.  The breakdown of the total number is as follows:  93,708 shares of restricted stock that have not yet vested; 298,217 shares of restricted stock or long term performance awards that have been deferred; 28,146 shares to be issued under the ESOP Restoration Plan; and the following number of shares that would be issued under each of the current long term compensation cycles assuming no changes in the achievement levels between September 24, 2010 and the payment date:

Cycle 21 (Fiscal 2009-2011)	0 shares
Cycle 22 (Fiscal 2010-2012)	62,430 shares
Cycle 23 (Fiscal 2011-2013)	79,702 shares

Board Recommendation

          The Board of Directors recommends that Stockholders vote FOR the adoption of the 2010 Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Officers to file initial reports of ownership and reports of changes in ownership with the SEC. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during Fiscal 2010, all Section 16(a) filing requirements applicable to the Company’s Directors and Officers were satisfied, except that:

•

We filed two late Form 4 filings on behalf of Mary Lynne Perushek to report two regular payroll contributions into the Company’s 401(k) Excess Plan involving the acquisition of 25 shares of Company stock.

•	We filed a late Form 4 filing on behalf of Tod Carpenter who received a restricted stock grant of 2,000 shares on September 25, 2009. The Form 4 was filed September 30, 2009.

By Order of the Board of Directors

Norman C. Linnell
Secretary

October 1, 2010

Donaldson Company, Inc. Annual Meeting of Stockholders
Friday, November 19, 2010, at 1:00 p.m.
Held at the Corporate Offices
of Donaldson Company, Inc., Campus West
2001 West 94th Street
Minneapolis, Minnesota

DONALDSON COMPANY, INC. ATTN: NORMAN LINNELL P.O. BOX 1299 MINNEAPOLIS, MN 55440-1299

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends a vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	0	0	0

1. Election of Directors
Nominees

01 William M. Cook	02 Michael J. Hoffman	03 Willard D. Oberton	04 John P. Wiehoff

The Board of Directors recommends a vote FOR proposals 2. and 3.	For	Against	Abstain

2. Ratify the appointment of PricewaterhouseCoopers LLP as Donaldson Company, Inc’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2011.	0	0	0

3. Adopt the Donaldson Company, Inc. 2010 Master Stock Incentive Plan.	0	0	0

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

DONALDSON COMPANY, INC. Annual Meeting of Stockholders November 19, 2010 1:00 PM

This proxy is solicited by the Board of Directors

The undersigned appoints WILLIAM M. COOK, NORMAN C. LINNELL AND AMY C. BECKER, and each of them as proxies, each with the power to appoint a substitute, to represent and to vote, as designated on the reverse side, all shares of Common stock of DONALDSON COMPANY, INC. that the stockholder is entitled to vote at the 2010 Annual Meeting of Stockholders at Donaldson Company, Inc., Campus West, 2001 West 94th Street, Minneapolis, Minnesota, at 1:00 PM, Local Time, on Friday, November 19, 2010, and any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DONALDSON COMPANY, INC.

Continued and to be signed on reverse side